Exhibit 10.1

FORESTAR (USA) REAL ESTATE GROUP INC.

AND

MINERAL RESOURCES PARTNERS, LLC

PURCHASE AND SALE AGREEMENT

February 17, 2017

i

Schedules:

1.01(a)	Net Mineral Acres of Fee Minerals, by State

Alabama

Georgia

Colorado

Indiana

Texas

Louisiana

1.01(b)(1)	WI Leases, NRI and ORRI

1.01(b)(2)	Fee Mineral Leases and Royalties

1.01(c)(1)	WI Wells

1.01(c)(2)	Fee Mineral Wells and Royalties

1.01(e)	Other Assets

7.01(d)	Claims/Litigation

7.01(e)	Taxes

8.01(h)	Environmental Matters

8.01(k)	Dispositions

8.01(l)	Subsidiaries

8.01(m)	Material Contracts

13.07	CL Realty Assets

13.08	Primary Term Leases

Exhibits

A	Form of Assignment

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of February 17, 2017 (the “Execution Date”) by and between Forestar (USA) Real Estate Group Inc., a Delaware corporation (“Seller”), and Mineral Resources Partners, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are sometimes collectively referred to herein as the “Parties” and each is sometimes individually referred to as a “Party.”

RECITALS

A.                                    Seller desires to sell to Buyer the Interests on the terms and conditions set forth in this Agreement. Buyer desires to purchase from Seller the Interests on the terms and conditions set forth in this Agreement.  All capitalized terms are used as defined in this Agreement.

B.                                    The Interests comprise the equity ownership of the Asset Companies, which own the Mineral Assets as well as the Equity ownership of Forestar Minerals GP Company and Forestar Minerals LP Company.

C.                                    The Mineral Assets are comprised of the Fee Minerals (including the Non-Producing Fee Minerals and, following the CL Realty Conveyance date, the CL Realty Assets), WI Leases, Fee Mineral Leases, WI Wells and Fee Mineral Wells.

D.                                    Buyer has reviewed and accepted title for all of the Mineral Assets except the Non-Producing Fee Minerals located in the States of Texas (approximately 220,000 Net Mineral Acres) and Louisiana (approximately 134,000 Net Mineral Acres), each as more specifically set forth in Schedule 1.01(a), for which Buyer intends to review title after the Execution Date in the manner set forth in the Agreement and summarized in Recital G.

E.                                    As of the Execution Date, the CL Realty Assets are owned by CL Realty (in which Seller owns a 50% membership interest), and the Primary Term Leases and Other Assets are owned by Affiliates of Seller.  After the Execution Date, Seller intends to (i) use commercially reasonable efforts to cause the CL Realty Assets to be transferred to Forestar Minerals, and (ii) cause the Primary Term Leases and Other Assets to be transferred to Forestar Oil & Gas.

F.                                     The total Base Purchase Price is $85.6 million, comprised of $75 million payable on the Execution Date (the “Execution Date Payment”), $2.4 million payable into an escrow account on the Execution Date for disbursement on the CL Realty Conveyance Date (the “CL Realty Payment”), and the balance of US$8.2 million (the “Holdback Amount”) payable into an escrow account on the Execution Date for disbursement on the Interim Settlement Date or thereafter in the manner set forth in the Agreement.

G.                                   The Parties intend that the Execution Date Payment and the CL Realty Payment are each fixed in amount and nonrefundable once paid, and that the Holdback Amount is subject to adjustment as follows:

1.                                      reduction on account of Title Defects relating to Non-Producing Fee Minerals located in the States of Texas and Louisiana, based on the Allocated Values of $101.82/Net Mineral Acre for Non-Producing Fee Minerals located in the State of Texas and $300.76/Net Mineral Acre for Non-Producing Fee Minerals located in the State of Louisiana;

2.                                      reduction by $600,000 (the “CL Realty Delay Amount”) if the CL Realty Conveyance Date has not occurred by the Interim Settlement Date.  If the CL Realty Conveyance Date fails to occur at all by the end of the Cure Period, then Buyer at its option may exclude the CL Realty Assets from the transaction and retain the CL Realty Delay Amount (in addition to not being required to make the CL Realty Payment) as liquidated damages.  In that event, the Base Purchase Price would be reduced by $3.0 million without regard to any other adjustments of the Holdback Amount; and

3.                                      other adjustments pursuant to the terms of Section 4.01 hereof.

H.                                   The Parties also intend that the Holdback Amount is the maximum amount that may be claimed by Buyer on account of Title Defects in the Non-Producing Fee Minerals in the States of Texas and Louisiana (and the CL Realty Delay Payment, if applicable).

I.                                        The Parties intend that the Interim Settlement Date schedule is as follows:

Interim Defect Notice Date	Wed., April 19, 2017

Interim Settlement Statement issued by Seller	Mon., May 1, 2017

Buyer’s response to Interim Settlement Statement	Fri., May 5, 2017

Agreement on Interim Settlement Statement	Tue., May 9, 2017

Interim Settlement Date	Wed., May 10, 2017.

AGREEMENT

In consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01                            Defined Terms   When used in this Agreement, the following terms shall have the meanings specified:

“Accounting Referee” means a nationally recognized independent accounting firm mutually selected by the Parties to resolve any accounting disputes arising under this Agreement.

“Acquired Companies” means, collectively, Forestar Oil & Gas, Forestar Minerals LP Company and Forestar Minerals GP Company, and “Acquired Company” means any of such Acquired Companies.

“Additional Asserted Defect” means an Asserted Defect included in an Additional Defect Notice.

“Additional Defect Notice” has the meaning set forth in Section 6.01.

“Affiliate” means in relation to a Party or other entity, any entity which is, directly or indirectly through one or more intermediaries: a controlling company; a controlled company; or a controlled company of a controlling company, of that Party or other entity. For the purposes of this definition, one entity controls another when at the relevant time (a) it owns either directly or indirectly, or is otherwise in a position to cast or control the casting of, not less than 50% of the shares entitled to vote at general meetings of that other entity; or (b) it controls the composition of a majority of the members of the board of directors or other governing body of that other entity.

“Aggregate Defect Threshold” has the meaning set forth in Section 6.03.

“Agreement” has the meaning specified in the introduction, and includes all Schedules attached hereto and other documents, instruments and agreements delivered in connection herewith.

“Allocated Value” has the meaning set forth in Section 3.01.

“Allocation” means the allocation of the Base Purchase Price among the Mineral Assets based on the Allocated Value for each Mineral Asset.

“Asserted Defect” means any Title Defect included on a timely Defect Notice in accordance with Section 6.01.

“Asset Companies” means, collectively, Forestar Minerals and Forestar Oil & Gas, and “Asset Company” means either of such Asset Companies.

“Asset Taxes” means all ad valorem, property, severance, production, excise and other taxes (other than income and franchise taxes) paid or payable by the Group Companies with respect to ownership of the Mineral Assets or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheat requirements) or attributable to the Mineral Assets.

“Assignment” means an assignment of the Interests to Buyer substantially in the form attached hereto as Exhibit A.

“Assumed Obligations” has the meaning set forth in Section 14.01.

“Base Purchase Price” has the meaning set forth in Section 3.01.

“Bonds” has the meaning set forth in the definition of Excluded Assets.

“Burdens” means collectively, all lessors’ royalties, overriding royalties, production payments, net profits interests, carried working interests and other similar burdens payable to third parties attributable to the Mineral Assets.

“Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Texas.

“Buyer” has the meaning specified in the introduction.

“Buyer Indemnitees” means Buyer, Buyer’s Affiliates (including Group Companies), and their respective managers, members, shareholders, officers, directors, trustees, employees, agents, representatives, successors and assigns.

“Buyer’s Indemnified Claim” and “Buyer’s Indemnified Claims” have the meanings set forth in Section 14.03.

“Buyer’s Knowledge” means the actual knowledge of one or more of the following officers of Buyer, without any duty of inquiry:  Phil E. Mulacek, David DeMarco, and Eric Urban.

“Claims” means collectively, all claims, demands, actions, causes of action, liabilities, damages, costs or expenses (including, without limitation, court costs and consultants’ and attorneys’ fees) of any kind or character.

“CL Realty” means CL Realty, L.L.C., a Delaware limited liability company.

“CL Realty Assets” means the Fee Minerals listed in Schedule 16.09.

“CL Realty Conveyance Date” means the date on which the CL Realty Assets are conveyed to Forestar Minerals in the manner required under Section 13.06.

“CL Realty Delay Amount” has the meaning set forth in the Recitals.

“CL Realty Leases” means each of the leases on CL Realty Assets indicated in Schedule 16.09.

“CL Realty Payment” has the meaning set forth in the Recitals.

“CL Realty Wells” means each of the wells on CL Realty Leases indicated in Schedule 16.09.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means that certain Confidentiality Agreement between PIE Holding, LP and Forestar Group Inc., dated November 15, 2016.

“Consultant” means a title attorney licensed to practice in the state in which the applicable Mineral Asset is located with not less than seven (7) years of experience in oil and gas title issues selected by Seller and Buyer to resolve a dispute related to a Title Defect or Title Benefit.

“Contracts” has the meaning set forth in the definition of Mineral Assets.

“Cure Period” means a period beginning on the date of the delivery of the first Defect Notice to Seller and ending at the earlier of one hundred twenty (120) days following the Final Defect Notice Date or on such other date as Seller advises Buyer in writing that the Cure Period shall terminate.

“Current Tax Period” means the annual tax period in which the Effective Time occurs.

“Day” or “day” means a period of twenty-four (24) consecutive hours, beginning and ending at 12:00 a.m. Central Time; provided, that on the Day on which Daylight Saving Time becomes effective, the period will be twenty-three (23) consecutive hours; and on the Day on which Standard Time becomes effective, the period will be twenty-five (25) consecutive hours.

“Defect Notice” means a written notice, delivered to Seller prior to the Interim Defect Notice Date or, solely in the case of Non-Producing Fee Minerals underlying Lands in the State of Texas, the Final Defect Notice Date, specifying one or more defects associated with Non-Producing Fee Minerals that Buyer asserts constitutes a Title Defect, and which includes a specific description of each such defect, including any alleged variance in the Lessor’s Royalty as to any Fee Minerals Leases or Fee Minerals Wells, the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that Buyer asserts based on such defect and its method of calculating such adjustment, together with all data and information reasonably necessary for Seller to verify the existence and amount of the alleged defect.

“Defect Rejection Notice” has the meaning set forth in Section 6.02(c).

“Defensible Title” means, with respect to the Non-Producing Fee Minerals, good and marketable title free and clear of all Liens but subject to and except for Permitted Exceptions.

“Deposit” has the meaning set forth in Section 3.02.

“Dollars” and “$” each means the lawful currency of the United States of America;

“Dispute Notice” has the meaning set forth in Section 2.01.

“Easements” has the meaning set forth in the definition of Mineral Assets.

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, and any other severance, salary continuation, bonus, incentive, equity, deferred compensation or similar plan, contract, program, fund or arrangement of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated).

“Environmental Laws” means any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, notice to lessees or decree issued by any federal, state, or local governmental authority in effect as of the Effective Time relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials.

“Equipment” has the meaning set forth in the definition of Mineral Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 3.02.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Execution Date” has the meaning provided in the preamble.

“Execution Date Payment” has the meaning set forth in the Recitals.

“Fee Minerals” has the meaning set forth in the definition of Mineral Assets.

“Fee Mineral Leases” has the meaning set forth in the definition of Mineral Assets.

“Fee Mineral Wells” has the meaning set forth in the definition of Mineral Assets.

“Final Defect Notice Date” means 5:00 p.m. Central Time on July 31, 2017.

“Final Settlement Statement” has the meaning set forth in Section 4.03(a).

“Forestar Minerals” means Forestar Minerals LP, a Delaware limited partnership.

“Forestar Minerals GP Company” means Forestar Minerals GP LLC, a Delaware limited liability company.

“Forestar Minerals GP Company Membership Interests” means all membership interests in Forestar Minerals GP Company.

“Forestar Minerals GP Interests” means all general partner percentage interests and partnership units in Forestar Minerals.

“Forestar Minerals LP Company” means Forestar Minerals Holdings LLC, a Delaware limited liability company.

“Forestar Minerals LP Company Membership Interests” means all membership interests in Forestar Minerals LP Company.

“Forestar Minerals LP Interests” means all limited partner percentage interests and partnership units in Forestar Minerals.

“Forestar Oil & Gas” means Forestar Oil & Gas LLC, a Delaware limited liability company.

“Forestar Oil & Gas Membership Interests” means all membership interests in Forestar Oil & Gas.

“Forestar Petroleum” means Forestar Petroleum Corporation, a Delaware corporation.

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Authority” means any foreign, national, state, parish, local, municipal, tribal or other government or division thereof; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal or arbitrator.

“Group Companies” means, collectively, the Acquired Companies and Forestar Minerals, and “Group Company” means any of the Group Companies.

“Holdback Amount” has the meaning set forth in the Recitals.

“Hydrocarbons” has the meaning set forth in the definition of Mineral Assets.

“Imbalance” means any Hydrocarbons production or pipeline imbalance existing as of the Effective Time with respect to any of the Mineral Assets, together with any related rights or obligations as to future cash and/or gas or oil and associated Hydrocarbons balancing, as a result of, production or pipeline delivery imbalances.

“Indemnitee” has the meaning set forth in Section 14.06.

“Indemnity Cap” has the meaning set forth in Section 14.04(b).

“Individual Indemnity Threshold” has the meaning set forth in Section 14.04(a).

“Interests” means, collectively, the Forestar Minerals GP Company Membership Interests, the Forestar Minerals LP Company Membership Interests, and the Forestar Oil & Gas Membership Interests.

“Interim Asserted Defect” means an Asserted Defect included in an Interim Defect Notice.

“Interim Defect Notice” means a Defect Notice delivered on or before the Interim Defect Notice Date.

“Interim Defect Notice Date” means 5:00 p.m. Central Time on Wednesday, April 19, 2017.

“Interim Settlement Date” means 5:00 p.m. Central Time on Wednesday, May 10, 2017.

“Interim Settlement Date Payment” has the meaning set forth in Section 4.01.

“Interim Settlement Statement” has the meaning set forth in Section 4.02.

“Inventory Hydrocarbons” has the meaning set forth in Section 4.01(a)(i).

“Lands” has the meaning set forth in the definition of Mineral Assets.

“Leases” has the meaning set forth in the definition of Mineral Assets.

“Lessor’s Royalty” means the decimal royalty or other cost-free interest in and to all production of the Hydrocarbons produced and saved or sold from or allocated to the relevant Lease or Well, and payable to the lessor under such Lease, or otherwise owed to the person reserving or assigned such interest in production.

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

“LLC Agreements” means, collectively:

(a)                                 that certain Certificate of Formation filed with the Secretary of State of Delaware on September 3, 2008 together with that certain Limited Liability Company Agreement dated September 3, 2008, in connection with the formation of Forestar Oil & Gas;

(b)                                 that certain Certificate of Formation filed with the Secretary of State of Delaware on January 19, 2012 together with that certain Limited Liability Company Agreement dated January 19, 2012, in connection with the formation of Forestar Minerals GP Company; and

(c)                                  that certain Certificate of Formation filed with the Secretary of State of Delaware on January 19, 2012 together with that certain Limited Liability Company Agreement dated January 19, 2012, in connection with the formation of Forestar Minerals LP Company.

“Louisiana Mineral Servitude” means a Mineral Asset that consists of a mineral servitude created pursuant to the Louisiana Mineral Code, namely, the right of enjoyment of land belonging to another for the purpose of exploring for and producing oil, gas, and other minerals and reducing them to possession and ownership.

“LP Agreement” means that certain Certificate of Limited Partnership filed with the Secretary of State of Delaware on January 19, 2012 together with that certain Limited Partnership Agreement dated January 19, 2012, in connection with the formation of Forestar Minerals.

“Material Adverse Effect” means any result, consequence, condition, or matter which (a) materially adversely affects the Group Companies or the operations, rights, results of operations or the value of the Group Companies, taken as a whole, or (b) materially impairs, prevents or materially delays, in the case of Section 7.01 or Section 8.01, Seller’s ability, and in the case of Section 9.01, Buyer’s ability, to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (x) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in tax or governmental regulatory policy or other fiscal conditions, that are not subject to the control of Group Companies or the relevant Party, as applicable, (y) that result from any of the transactions contemplated in this Agreement or the public announcement thereof, or (z) that result from conditions or events resulting from an outbreak or escalation of hostilities, or the occurrence of any other calamity or crisis, whether nationally or internationally, including the occurrence of one or more attacks, whether deemed terrorist attacks or not.

“Material Agreements” has the meaning set forth in Section 8.01(m).

“Mineral Assets” means all of Asset Companies’ right, title, and interest in and to the following assets, other than Excluded Assets:

(a)                                 All oil, gas, and other minerals on, in and under and that may be produced from the lands, mineral estates in the lands, fee mineral interests in the lands, and Louisiana Mineral Servitudes that cover the number of net acres of lands described on Schedule 1.01(a) (the “Lands”), and the CL Realty Assets after transfer to the Asset Companies under Section 13.06 (collectively, the “Fee Minerals”);

(b)                                 All lessee’s operating, and/or working interests or overriding royalty or similar interests in oil and gas leases and subleases and operating agreements identified on Schedule 1.01(b)(1) and the Primary Term Leases after transfer to the Asset Companies under Section 13.07 (the “WI Leases”), all of the lessor’s interest in the oil and gas leases and subleases affecting the Fee Minerals described on Schedule 1.01(b)(2), and the CL Realty Leases after conveyance of the CL Realty Assets to the Asset Companies under Section 13.06 (the “Fee Mineral Leases” and, together with the WI Leases, the “Leases”);

(c)                                  The working interest in those wells identified on Schedule 1.01(c)(1) (the “WI Wells”), together with the rights of Asset Companies, if any, in any wells located on or associated with the Fee Minerals in which Asset Companies claim no present working interest, but may have rights of reversion, as described on Schedule 1.01(c)(2), and the CL Realty Wells after transfer of the CL Realty Assets to the Asset Companies under Section 13.06 (the “Fee Mineral Wells” and, together with the WI Wells, the “Wells”);

(d)                                 All well equipment, pipelines, flowlines, gathering systems, plants, piping, buildings, treatment facilities, disposal facilities, injection facilities, compressors, casing, tanks, tubing, pumps, pumping units, motors, fixtures, machinery, other tangible personal property and improvements, and other equipment located in or on the Leases, Lands, Wells, or Units or are used in the operation thereof and which Asset Companies may have ownership, whether legal, equitable, or constructive, by virtue of their working interest in such Leases, Lands, Wells or Units (the “Equipment”);

(e)                                  All Easements, surface leases, rights of way, licenses, permits, rights-of-way, servitudes and other rights, privileges, benefits and powers to the extent used in connection with the operation of the Leases, Units, Wells, or Equipment (collectively, the “Easements”);

(f)                                   All rights, obligations and interests in any unit or pooled area in which the Leases are included, including all interests in any Wells within the units associated with the Leases, together with the rights in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent they relate to or affect any of the Leases, Fee Minerals, Wells, and Equipment (the “Units”);

(g)                                  All the oil and gas and associated liquid or gaseous hydrocarbons in, on and under or that is produced from or are attributable to Asset Companies’ interest in the Fee Minerals, the Leases, the Units or the Wells (“Hydrocarbons”) from and after the Effective Time;

(h)                                 To the extent assignable or transferrable, all seismic contracts, (including licenses to use geophysical and geological data), Hydrocarbon purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, salt water disposal agreements, well service agreements, rights-of-way and all other contracts, agreements and rights to which any Group Company is a party, including (but for the avoidance of doubt expressly not limited to) those appurtenant to the Leases, Lands, Wells, Units or Equipment, or used in connection with the sale, distribution or disposal of Hydrocarbons from the Leases, Fee Minerals, Wells, or Units (collectively, the “Contracts”);

(i)                                     All governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases, Fee Minerals, Wells, Units, Equipment, or Contracts or the use thereof;

(j)                                    To the extent assignable or transferrable, all of Group Companies’ files, records and data relating to the items described in subsections (a) through (i) above and all of Group Companies’ other files, records and data, whether or not relating to the items described above, all data on all computers and peripherals, hard drives and other digital data storage media owned or used by or for the Group Companies, all other information and files of whatever nature, in each case in the form that such records are maintained by the Group Companies, including, without limitation, all lease, well, division order and other title records (including title curative documents); surveys, maps and drawings; contracts; regulatory, geological and geophysical records and information, including all 2D and 3D seismic data and raw data (processed or unprocessed, including field tapes and supporting data) and, to the extent assignable or transferrable,  related licenses; reserve studies, evaluations, production records, electric logs (including open hole and closed hole logs), core data, pressure data and other well test data, and construction documents, including all of the above related to the Mineral Assets, but excluding (A) attorney-client privileged communications and work product of Group Companies’ legal counsel (other than title opinions), and (B) records relating to the negotiation and consummation of the sale of the Interests and the Mineral Assets (collectively, the “Records”); provided, however, that Seller may retain copies (paper and/or electronic) of such files and other records as Seller has determined may be required for litigation, tax, accounting, auditing or other purposes;

(k)                                 All other tangible and intangible assets owned by any of the Group Companies;

(l)                                     The CL Realty Assets from and after the CL Realty Conveyance Date; and

(m)                             The Other Assets and the Primary Term Leases upon transfer to the Asset Companies under Section 13.06 or Section 13.07, as applicable.

“MMMF” means, collectively, asbestos and other man made material fibers.

“Net Mineral Acres” means, as calculated separately with respect to all Fee Minerals within a state as set forth on Schedule 1.01(a), (a) the number of net acres of the Fee Minerals within such state as set forth on Schedule 1.01(a).

“Non-Producing Fee Minerals” means Fee Minerals underlying lands in the States of Louisiana or Texas that are either not subject to any oil, gas, and mineral lease, or that are subject to an oil, gas, and mineral lease that is in its primary term.

“NORM” means naturally occurring radioactive material.

“NRI” means the net revenue interest, expressed in decimal form, in and to all production of the Hydrocarbons produced and saved or sold from or allocated to the relevant Lease or Well, or revenue therefrom, after giving effect to all Burdens.

“Other Assets” means each of the items of office furniture and other equipment listed in Schedule 1.01(e).

“Other Assets Salvage Value” means the salvage value of the Other Assets as reasonably determined by Seller.

“Party” and “Parties” each has the meaning specified in the introduction.

“Permitted Exceptions” means:

(a)                                 Leases affecting the Mineral Assets;

(b)                                 Rights of owners of the surface of Lands overlying the Fee Minerals;

(c)                                  royalties, overriding royalties, and other similar burdens or encumbrances, in each case, to the extent they do not, individually or in the aggregate, reduce Asset Companies’ NRI or Lessor’s Royalty, as the case may be, in any Lease from that shown on Schedule 1.01(b)(1) or Schedule 1.01(b)(2) or in any Well from that shown on Schedule 1.01(c)(1) or Schedule 1.01(c)(2).

(d)                                 Liens for Taxes for which payment is not yet due or payable;

(e)                                  Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers, charges for liquidated damages, and any similar Liens arising by operation of law which, in each instance, arise in the ordinary course of business, for sums not yet due or payable;

(f)                                   the terms and provisions of all oil, gas and mineral leases, unitization and pooling designations and declarations, and Contracts;

(g)                                  Liens that arise under operating agreements to secure payment of amounts not yet delinquent;

(h)                                 Liens that arise as a result of pooling and unitization agreements, declarations, orders or laws to secure payment of amounts not yet delinquent;

(i)                                     Easements, servitudes, permits, rights-of-way, consents to location of surface facilities and operations, surface leases, and other rights in respect of surface operations, pipelines, grazing, hunting, logging, canals, ditches, reservoirs or the like, and plat restrictions, zoning and planning laws, floodplain restrictions, restrictive covenants and conditions, regulatory authority of Governmental Authorities, and building and other land use laws and similar encumbrances;

(j)                                    rights of co-owners or tenants-in-common in and to the Mineral Assets or other rights of a common owner of any interest in rights-of-way, permits or Easements held by the Companies and such common owner as tenants in common or through common ownership;

(k)                                 rights vested in or reserved to any Governmental Authority to regulate the Mineral Assets, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the Mineral Assets;

(l)                                     Intentionally omitted;

(m)                             any Title Defects regarding Non-Producing Fee Minerals underlying Lands in in Louisiana for which Seller has not received a Defect Notice from Buyer by the Interim Defect Notice Date; any Title Defects regarding Non-Producing Fee Minerals underlying Lands in Texas for which Seller has not received a Defect Notice from Buyer by the Final Defect Notice Date; or any Title Defects for which a Defect Notice was timely received by Seller but no downward adjustment has been made or is required to be made to the Base Purchase Price;

(n)                                 any matter for which a downward adjustment has been made to the Base Purchase Price with respect to Non-Producing Fee Minerals;

(o)                                 any matter arising solely because Asset Companies or any ancestor in title acquired any properties by an “omnibus deed” or other deed without a specific description of all properties affected thereby;

(p)                                 termination of any Louisiana Mineral Servitude by prescription after the Execution Date;

(q)                                 lack of any rights of Asset Companies or Buyer to utilize any groundwater or surface water for any purpose; and

(r)                                    all other defects or irregularities, if any, affecting the Mineral Assets which do not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Mineral Assets subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance but specifically excluding any reduction in the interest percentage of any Lessor’s Royalty on any applicable Mineral Asset.

For the avoidance of doubt, the Parties intend the effect of subsection “(o)” above to be that it will not be a failure of Defensible Title solely because of the presence of an “omnibus deed” in the chain of title of any Non-Producing Fee Minerals, but also reserving the possibility that such an omnibus deed may not be sufficient in and of itself to establish a necessary link in the chain of title.

“Final Settlement Statement” has the meaning set forth in Section 4.03.

“Primary Term Leases” means each of the primary term mineral leases of Forestar Petroleum as lessee and related items listed in Schedule 13.10.

“Privileged Communications” has the meaning set forth in Section 15.17(b).

“Property Costs” means all operating and capital costs, expenses and other expenditures (whether capitalized or expensed under GAAP) attributable to the Mineral Assets in the ordinary course of business, including all Burdens; rentals and other burdens on production; transportation and other fees and expenses relating to the transportation, processing and marketing of Hydrocarbons produced; rentals and other similar charges; expenses under applicable joint operating agreements or other contracts or agreements, including without limitation, drilling, completion, reworking, deepening, sidetracking, and plugging and abandonment costs; and Asset Taxes.

“Purchase Price” means the sum of the Execution Date Payment, the Holdback Amount (as it may be adjusted) and the CL Realty Payment.

“Records” has the meaning set forth in the definition of Mineral Assets.

“Regulations” means the United States Treasury regulations, as amended from time to time.

“Seller” has the meaning specified in the introduction.

“Seller Group” has the meaning set forth in Section 15.17(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 15.17(a)(i).

“Seller Indemnitees” means Seller, Seller’s Affiliates (excluding, following the Execution Date, the Group Companies), CL Realty (with respect only to matters relating to the CL Realty Assets), and its and their respective managers, members, partners, shareholders, officers, directors, trustees, employees, agents, representatives, and successors and assigns.

“Seller’s Knowledge” means the actual knowledge of one or more of the following officers of Seller, without any duty of inquiry: Kevin Donohue, Charles D. Jehl or Phillip J. Weber.

“Survival Period” has the meaning set forth in Section 14.05.

“Title Benefit” means with respect to all of the Non-Producing Fee Minerals within any state, any entitlement of Asset Companies to more than the total Non-Producing Mineral Acres for that particular state set forth on Schedule 1.01(a) for such state;

“Title Defect” means, as to any Non-Producing Fee Minerals, any condition that causes Asset Companies’ title to such Non-Producing Fee Minerals to be less than Defensible Title.

“Transfer Taxes” has the meaning set forth in Section 12.02.

“Units” has the meaning set forth in the definition of Mineral Assets.

“Wells” has the meaning set forth in the definition of Mineral Assets.

“WI Leases” has the meaning set forth in the definition of Mineral Assets.

“WI Wells” has the meaning set forth in the definition of Mineral Assets.

ARTICLE 2
PURCHASE AND SALE OF THE INTERESTS

Section 2.01                            Interests. On the terms and subject to the conditions of this Agreement, on the Execution Date Seller agrees to sell, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, effective as of 12:01 a.m. (Central Time) on January 1, 2017 (the “Effective Time”), the Interests.

Section 2.02                            Excluded Assets. The following items (collectively, the “Excluded Assets”) shall not constitute Mineral Assets and shall be transferred from Group Companies to Seller prior to or as soon after the Execution Date as practical without any reduction of the Purchase Price:

(a)                                 All cash, cash equivalents, receivables, intercompany receivables and payables, bank accounts and other financial accounts, all credits, rebates, refunds, adjustments, accounts, instruments and general intangibles, and all interests therein, all bonds posted by Seller or Group Companies and all insurance claims, all to the extent attributable to the Mineral Assets with respect to any period of time prior to the Effective Time;

(b)                                 All claims of Seller or the Group Companies for refunds of or loss carry forwards with respect to (i) Asset Taxes or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes of Seller or the Group Companies, or (iii) any taxes attributable to the Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Mineral Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement;

(c)                                  All proceeds, income or revenues (and any security or other deposits made) attributable to the Mineral Assets for any period prior to the Effective Time, or to any Excluded Asset;

(d)                                 All Hydrocarbons produced from the Mineral Assets with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof;

(e)                                  All documents and instruments of Seller and Group Companies that are protected by an attorney-client privilege (other than title opinions) in favor of Seller or the Group Companies;

(f)                                   The attorney client privilege between Seller or Group Companies and attorneys who have represented or advised them;

(g)                                  Any and all files, records, contracts and documents relating to Seller’s or the Group Companies’ efforts to sell the Interests or the Mineral Assets (or any other discussions or negotiations regarding the sale or other disposition of any of the Interests or the Mineral Assets), including any research, valuation or pricing information prepared by Seller or the Group Companies and/or its or their consultants in connection therewith, and any bids received for such interests and information and correspondence in connection therewith;

(h)                                 All audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or with respect to any of the other Excluded Assets;

(i)                                     All income tax records of Seller and its Affiliates;

(j)                                    All claims arising from acts, omissions or events, or damage to or destruction of the Mineral Assets before the Effective Time and all rights, titles, claims and interests of Seller or the Group Companies related thereto (i) under any policy or agreement of insurance or indemnity, including all rights, claims, or causes of action of the Seller and its Affiliates against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s or any of its Affiliates’ prior acquisition of any of the Mineral Assets, (ii) under any bond or letter of credit, or (iii) to any insurance or condemnation proceeds or awards;

(k)                                 Claims and causes of action described in Schedule 7.01(d).

(l)                                     Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Seller’s Affiliate or any business of Seller or of any Seller’s Affiliate;

(m)                             A nonexclusive, non-transferable right to use for internal business purposes only any logs, maps, seismic data, engineering data and reports, reserve studies and evaluations, and other data and information being included within the Mineral Assets;

(n)                                 All obligations, liability, and benefits related to claims and/or counterclaims asserted in the litigation listed on Schedule 7.01(d)  to the extent related to production prior to the Effective Time, and the responsibility for the cost of defense thereof;

(o)                                 All bonds, guaranties, letters of credit, and other security posted by or for the benefit of any Group Company, including, but not limited to, that certain $25,000 letter of credit issued to the Louisiana Office of Conservation (collectively, the “Bonds”); and

(p)                                 That certain 45% nonparticipating royalty interest in groundwater produced or withdrawn from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama, as more particularly described and reserved in a series of 2007 deeds from TIN Inc. to various affiliates of Crown Pine Timber, and thereafter conveyed by TIN Inc. to Forestar Minerals LLC, a predecessor of Forestar Minerals.

Buyer shall reasonably cooperate with Seller to the extent required after the Execution Date to effect any transfers of the Excluded Assets to Seller or its designee.  It is understood that certain Excluded Assets may not be embraced by the term Mineral Assets.  The fact that certain properties, rights and interests are included within the definition of “Excluded Assets” is not intended to suggest that had they not been excluded they would have constituted Mineral Assets and shall not be used to interpret the meaning of any word or phrase used in describing the Mineral Assets.

Section 2.03                            No Transfer Fees Notwithstanding any other provision of this Agreement, the Assignment or any other document, instrument or agreement executed and delivered in connection herewith, the Parties acknowledge and agree as follows:

(a)                                 On the Execution Date Seller is not selling and Buyer is not acquiring or otherwise taking possession of any files, records, software or digital or other data of any Asset Company that is subject to any transfer fee or other payment to a third party upon consummation of any of the transactions contemplated by this Agreement (“Restricted Data”), and subject to Section 2.03(b) or Section 2.03(c), all (if any) of such Restricted Data are Excluded Assets and retained by Seller at the Execution Date.

(b)                                 For all Restricted Data, Buyer retains the right in its sole discretion to exercise its right under the applicable Contracts to pay the applicable transfer fee or other payment and obtain the right to receive and possess all or any applicable portion of the Restricted Data.  If Buyer pays such transfer fee and obtains the right to receive any or all of the Restricted Data, Seller will promptly upon Buyer’s written request and upon direction to Seller from the applicable licensor deliver the applicable Requested Data to Buyer or its designee.

(c)                                  If, under any seismic or other Contracts, any items are owed to any Asset Company by a third party but remain undelivered as of the Execution Date and no transfer fees are payable on such items, Buyer retains the right to enforce such delivery obligations against the third party and to retain ownership and possession of such items after delivery.

ARTICLE 3
PURCHASE PRICE

Section 3.01                            Purchase Price.

(a)                                 The base purchase price for the Interests is Eighty-Five Million Six Hundred Thousand Dollars ($85,600,000.00) (the “Base Purchase Price”), subject to the adjustments provided for herein. The Base Purchase Price is allocated to and among the Mineral Assets as provided in a separate written schedule agreed by the Parties as of the date of this Agreement (the portion of the Base Purchase Price so allocated to a Mineral Asset being referred to herein as its “Allocated Value”).

(b)                                 All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to a bank and account specified by Seller in writing to Buyer. All payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to a bank and account specified by Buyer in writing to Seller.

(c)                                  The Base Purchase Price is payable on the terms and subject to the conditions set forth in this Agreement, including this ARTICLE 3.

Section 3.02                            Execution Date Payment. On the Execution Date, Buyer shall pay Seller the Execution Date Payment in the amount of Seventy-Five Million Dollars ($75,000,000.00), as follows:

(a)                                 Buyer has previously deposited the aggregate amount of Eleven Million Dollars ($11,000,000.00) in the trust account of Dossey & Jones PLLC (the “Escrow Agent”) (the “Deposit”). Buyer shall direct Escrow Agent in writing to release the Deposit to Seller on the Execution Date; and

(b)                                 Buyer shall pay directly to Seller the additional amount of Sixty-Four Million Dollars ($64,000,000.00).

Section 3.03                            Escrow Deposits of Holdback Amount and CL Realty Payment. On the Execution Date, Buyer shall deliver to Escrow Agent to hold in its client trust account pursuant to the terms of this Agreement, the Holdback Amount of Eight Million Two Hundred Thousand Dollars ($8,200,000.00) and the CL Realty Payment of Two Million Four Hundred Thousand Dollars ($2,400,000.00) for a total amount of Ten Million Six Hundred Thousand Dollars ($10,600,000.00).

Section 3.04                            Interim Settlement Date Payment On the Interim Settlement Date, Buyer shall pay the Interim Settlement Date Payment to Seller by directing the Escrow Agent to release to Seller the appropriate amount of Holdback Amount funds on deposit with the Escrow Agent.  If Interim Settlement Date Payment is less than the Holdback Amount, Buyer shall instruct the Escrow Agent to retain the balance on deposit with the Escrow Agent until all required payments have been made under Section 4.03 after Final Settlement.  If the Interim Settlement Date Payment is greater than the Holdback Amount, then, in addition to directing the Escrow Agent to release to Seller the entire amount of the Holdback Amount funds on deposit with Escrow Agent, Buyer shall pay the difference directly to Seller on the Interim Settlement Date.  If Escrow Agent does not release the entire amount of the Holdback Amount for any reason Buyer shall remain liable to make such payment.

Section 3.05                            CL Realty Payment; CL Realty Delay Amount

(a)                                 On the CL Realty Conveyance Date, Buyer shall pay the CL Realty Payment to Seller in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00) by directing the Escrow Agent to release to Seller such amount from funds on deposit with the Escrow Agent.  If Escrow Agent does not release the CL Realty Payment for any reason Buyer shall remain liable to make such payment.  Seller shall provide Buyer with at least five (5) Business Days’ advance notice of the CL Realty Conveyance Date.

(b)                                 If for any reason the CL Realty Conveyance Date has not occurred on or prior to the Interim Settlement Date:

(i)                                     The Interim Settlement Date Payment is reduced by the amount of $600,000 (the “CL Realty Delay Amount”) under Section 4.01(b)(iv);

(ii)                                  If the CL Realty Conveyance Date subsequently occurs before the end of the Cure Period, then on the CL Realty Conveyance Date Buyer shall instruct the Escrow Agent to release the CL Realty Delay Amount to Seller together with the CL Realty Payment under Section 3.05(a), for a total payment to Seller in the amount of $3,000,000.00.  If Escrow Agent does not release the CL Realty Payment and the CL Realty Delay Payment for any reason Buyer shall remain liable to make such payments; and

(iii)                               if the CL Realty Conveyance Date does not occur before the end of the Cure Period, Buyer shall have the option by notice to Seller to remove the CL Realty Assets from the transactions contemplated under this Agreement.  Upon delivery of such notice to Seller and without further action by the Parties, (A) Seller shall be thereafter released from its obligations under Section 13.06(a) regarding the CL Realty Assets, (B) the Purchase Price shall not include the CL Realty Payment, and Buyer is released from any further obligation to pay the CL Realty Payment under Section 3.05(a), and (C) Buyer shall be entitled to retain the CL Realty Delay Amount from the Holdback Amount for a total reduction of the Purchase Price in the amount of $3,000,000.00.

(c)                                  Seller acknowledges that Buyer’s actual losses likely to result from Seller’s failure to cause the CL Realty Assets to be conveyed to Buyer under Section 13.06(a) are difficult to estimate on the date of this Agreement and would be difficult for Buyer to prove. The Parties agree that the CL Realty Delay Amount is a reasonable pre-estimate of such losses and that Buyer’s retention of the CL Realty Delay Amount under Section 3.05(b)(iii) would serve to compensate Buyer for any such failure by Seller, and they do not intend for it to serve as penalty for any such failure by Seller.

ARTICLE 4
PURCHASE PRICE ADJUSTMENTS

Section 4.01                            Adjustments to the Base Purchase Price. On the Interim Settlement Date, the Holdback Amount will be adjusted as follows (as so adjusted, the “Interim Settlement Date Payment”):

(a)                                 Upward Adjustments. The Holdback Amount shall be adjusted upward (without duplication) by:

(i)                                     An amount equal to the market value as of the Effective Time of merchantable Hydrocarbons produced from or attributable to the Mineral Assets stored in tanks or existing in pipelines or plants and upstream of the sales meter as of the Effective Time (the “Inventory Hydrocarbons”) to the extent that the proceeds thereof have not previously been distributed to Seller as provided in Section 2.02;

(ii)                                  An amount equal to the proceeds actually received by Asset Companies from the sale of Hydrocarbons produced from or attributable to the Mineral Assets prior to the Effective Time (other than Inventory Hydrocarbons), net of Burdens and severance taxes paid by Asset Companies to third parties with respect thereto (without duplication of any amounts included in the downward adjustment to the Base Purchase Price pursuant to Section 4.01(b)(i) to the extent that the proceeds thereof have not previously been distributed to Seller as Excluded Assets under Section 2.02;

(iii)                               An amount equal to the proceeds actually received by Buyer from the sale of Hydrocarbons produced from or attributable to the Mineral Assets prior the Effective Time (other than Inventory Hydrocarbons) net of Burdens and severance taxes paid by Buyer to third parties with respect thereto (without duplication of any amounts included in the downward adjustment to the Base Purchase Price pursuant to Section 4.01(b)(i));

(iv)                              Without duplication of any adjustment pursuant to Section 4.01(b)(ii), an amount equal to all Property Costs actually paid by Asset Companies, in compliance with this Agreement, that are consistently applied in accordance with GAAP, attributable to the ownership or operation of the Mineral Assets on or after the Effective Time;

(v)                                 The amount of any adjustments with respect to Title Benefits pursuant to ARTICLE 6;

(vi)                              The Other Assets Salvage Value, in consideration of Seller’s transfer of the Other Assets to Forestar Minerals under Section 13.06; and

(vii)                           Any other amount agreed upon in writing by Seller and Buyer.

(b)                                 Downward Adjustments. The Holdback Amount shall be adjusted downward (without duplication) by:

(i)                                     An amount equal to the proceeds actually received by Asset Companies from the sale of Hydrocarbons produced from or attributable to the Mineral Assets on or after the Effective Time, net of Burdens and severance taxes paid by Asset Companies (without duplication of any amounts included in the adjustment to the Base Purchase Price pursuant to Section 4.01(a)(i) and Section 4.01(a)(ii)) to the extent that the proceeds thereof have been previously distributed to Seller as Excluded Assets under Section 2.02;

(ii)                                  An amount equal to all Property Costs actually paid by Buyer or Group Companies that are, in accordance with GAAP, attributable to the ownership or operation of the Mineral Assets prior to the Effective Time;

(iii)                               The amount of any adjustment for Asserted Defects, determined as provided in ARTICLE 6;

(iv)                              If the CL Realty Conveyance Date has not occurred, the CL Realty Delay Amount;

(v)                                 The amount of ad valorem and property taxes allocated to the Asset Companies for periods prior to the Effective Time which are unpaid as of the Interim Settlement Date, as determined under Section 12.03; and

(vi)                              Any other amount agreed upon in writing by Seller and Buyer.

Section 4.02                            Interim Settlement Statement. Seller shall prepare, in accordance with the provisions of this ARTICLE 4, a statement setting forth each adjustment to the Holdback Amount (the “Interim Settlement Statement”).

(a)                                 Seller shall submit the Interim Settlement Statement to Buyer, together with reasonable documentation supporting the calculation of amounts presented on the Interim Settlement Statement (including statements of all accounts receivable and payments received and related receipts from the Effective Date though the date on which the Interim Settlement Statement is delivered to Buyer), no later than 12:00 p.m. Central Daylight Time on Monday, May 1, 2017.

(b)                                 In the event Buyer believes that the Interim Settlement Statement does not accurately set forth the Interim Settlement Date Payment, Buyer shall communicate to Seller in writing such inaccuracies no later than 5:00 p.m. Central Daylight Time on Friday, May 5, 2017. The Parties shall cooperate in good faith to agree on the Interim Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report.

(c)                                  If the Parties do not agree upon the Interim Settlement Statement by 5:00 p.m. Central Daylight Time on Tuesday, May 9, 2017, the Interim Settlement Date Payment will be calculated as set forth in Seller’s Interim Settlement Statement except as provided in Section 4.02(d).  When available, actual figures will be used for the Purchase Price adjustments at Interim Settlement. To the extent actual figures are not available, estimates shall be used. All amounts in the Interim Settlement Statement are subject to Final Settlement adjustment under Section 4.03.

(d)                                 Notwithstanding any other provision of this Agreement, the only items in Seller’s Interim Settlement Statement that will be based on Seller’s calculations in the event of any failure of Seller and Buyer to agree prior to the Interim Settlement Date are, in Section 4.01(a) (Upward Adjustments), subsections (i), (ii), (iii), (iv) and (vi), and in Section 4.01(b) (Downward Adjustments), subsections (i), (ii), and (v).  The calculations in Section 4.01(a)(v) and Section 4.01(b)(iii) are Title Benefits and Title Defects governed by ARTICLE 6; the CL Realty Delay Amount under Section 4.01(b)(iv) is specified; and items under Section 4.01(a)(vii) and Section 4.01(b)(vi) are those agreed by the Parties.

Section 4.03                            Final Settlement Adjustments.

(a)                                 Final Settlement Statement. A final adjustment statement based on the actual proceeds from the sale of Hydrocarbons (net of Burdens), actual Property Costs, and such additional adjustments as may be appropriate under Section 3.05(b)(ii), this ARTICLE 4 or ARTICLE 6, including any adjustments not previously accounted for at Interim Settlement on account of any Asserted Defects (the “Final Settlement Statement”), shall be prepared and delivered by Seller to Buyer, with the assistance of Buyer, within thirty (30) days after the end of the Cure Period, proposing further adjustments to the calculation of the Purchase Price based on the information then available. Seller and Buyer shall each be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts in such Final Settlement Statement.

(b)                                 Buyer’s Response. Within sixty (60) days after the end of the Cure Period, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on or omitted from the Final Settlement Statement. If Buyer does not raise objections within such period, then the Final Settlement Statement shall become final and binding upon the Parties at the end of such period.

(c)                                  Disputes. If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item, other than any dispute with respect to an Asserted Defect or Title Benefit, within fifteen (15) days after Seller’s receipt of Buyer’s written objections to the Final Settlement Statement, any such disputed item shall be submitted to the Accounting Referee who shall be instructed to resolve such disputed item within thirty (30) days and any dispute with respect to an Asserted Defect or Title Benefit shall be resolved under Section 6.06.

The resolution of disputes by the Accounting Referee shall be set forth in writing and shall be conclusive, binding upon and non-appealable by the Parties. The fees and expenses of the Accounting Referee shall be paid one-half by Buyer and one-half by Seller. If Seller and Buyer are unable to agree on an Accounting Referee within thirty (30) days after Seller’s receipt of Buyer’s written objections, then Seller and Buyer agree to have the American Arbitration Association select an Accounting Referee experienced with sale of asset accounting and closing statements. The American Arbitration Association and Accounting Referee costs will be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(d)                                 Final Settlement Payments. Within five (5) business days after the Final Settlement Statement has become final and binding on the Parties or, if applicable, the issuance of the Accounting Referee’s decision,

(i)                                     in the event the total amount paid by Buyer to Seller prior to Final Settlement is greater than the Purchase Price, as finally determined in the Final Settlement Statement (following any determination by the Accounting Referee or Consultant), Seller shall repay the amount of such difference to Buyer; and

(ii)                                  in the event the total amount paid by Buyer to Seller prior to Final Settlement is less than the Purchase Price, as finally determined in the Final Settlement Statement (following any determination by the Accounting Referee or Consultant), Buyer shall pay the amount of such difference to Seller from amounts on deposit with the Escrow Agent and, if such amounts on deposit with the Escrow Agent are insufficient or if the Escrow Agent does not release the amounts on deposit, then from other sources of funds.

Section 4.04                            Allocation of Revenues and Expenses.

(a)                                 Allocation of Refunds and Receivables as of the Effective Time. Notwithstanding anything to the contrary in this ARTICLE 4, the Parties acknowledge that all revenues, receivables, refunds and other amounts attributable to the ownership or operation of the Mineral Assets prior to the Effective Time are Excluded Assets and so required by Section 2.02 to be distributed by Group Companies to Seller prior to or as soon after the Execution Date as practical. Except to the extent an upward adjustment of the Base Purchase Price has been made with respect thereto under Section 4.01(a), if Buyer or any of the Asset Companies collects any such revenue, receivable, refund or other amount, then from the Execution Date until eighteen (18) months after the Execution Date Buyer shall promptly remit any such amount to Seller. Notwithstanding anything to the contrary in this Article, after the Execution Date, Buyer shall own all revenues, receivables, refunds and other amounts attributable to the ownership or operation of the Interests, the Group Companies, and the Mineral Assets on and after the Effective Time.

Except to the extent a downward adjustment of the Base Purchase Price has been made with respect thereto under Section 4.01(b), if Seller collects any such revenue, receivable, refund or other amount, then from the Effective Time until eighteen (18) months after the Execution Date Seller shall promptly remit any such amount to Buyer.

(b)                                 Audit Adjustments. The Parties acknowledge that all rights and obligations relating to adjustments resulting from any operating agreement and other audit claims asserted by or against third party operators to the extent attributable to ownership or operation of the Mineral Assets prior to the Effective Time are Excluded Assets. Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

(c)                                  Refunds of Asset Taxes. Refunds of Asset Taxes shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid (or retained, as appropriate) by the Party receiving the benefit of the offset as follows as required under Section 2.02: (i) paid or distributed to Seller to the extent attributable to periods prior to the Effective Time; and (ii) retained by Asset Companies to the extent attributable to periods from and after the Effective Time.

(d)                                 Other Proceeds and Expenses. From the Effective Time until eighteen (18) months after the Execution Date, subject to and except as otherwise provided in this Agreement,

(i)                                     all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the Mineral Assets (A) for all periods of time from and after the Effective Time shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose and account therefor to Buyer promptly, and (B) for the period of time prior to the Effective Time shall be the sole property and entitlement of Seller and to the extent received by Buyer, Buyer shall fully disclose and account therefor to Seller promptly and, similarly,

(ii)                                  all Property Costs (A) attributable to periods prior to the Effective Time shall be the sole responsibility of Seller, and Seller shall promptly pay same, or if paid by Buyer, promptly reimburse Buyer for same and (B) which are attributable to periods from and after the Effective Time shall be the sole responsibility of Buyer and Buyer shall promptly pay same, or if paid by Seller, promptly reimburse Seller for same.

(e)                                  Cooperation. Each Party covenants and agrees to promptly inform the other with respect to amounts owing under this Section 4.04.

ARTICLE 5
BUYER’S DUE DILIGENCE

Section 5.01                            Access.

(a)                                 From the Execution Date until the earlier of 30 days after the Interim Settlement Date or the date in which Seller vacates the premises in accordance with a sublease of thereof (provided that Seller will give Buyer at least 10 days’ prior written notice of any such earlier vacation of the premises), Seller grants to Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access during Seller’s normal business hours to the Contracts and the Records, which shall be made available for review in Seller’s offices, through access to a virtual data room or other mutually acceptable location. Without limiting the generality of the foregoing, from the Execution Date until 30 days after the Interim Settlement Date, Buyer shall have access to during regular business hours and the right to use the offices of Seller located at 1801 Broadway, Suite 600, Denver, Colorado 80202, so that Buyer may complete transfer of all Records and administer the Mineral Assets pending relocation of the Asset Companies’ records and operations to Buyer’s offices.

(b)                                 After the Execution Date, Buyer agrees to provide Seller and its representatives reasonable access during Buyer’s normal business hours to the Contracts and Records and such Leases and other Mineral Assets as Seller may reasonably request during the Cure Period in connection with Seller’s efforts to cure Asserted Defects.

ARTICLE 6
TITLE MATTERS

Section 6.01                            Defect Notices. Subject to Section 6.04(b), Buyer may deliver to Seller one or more Defect Notices on or before the Interim Defect Notice Date with regard to Title Defects affecting any Non-Producing Fee Minerals underlying Lands in the States of Texas or Louisiana (each, an “Interim Defect Notice”) and again, but solely with regard to Title Defects affecting any Non-Producing Fee Minerals underlying Lands only in the State of Texas, between the Interim Defect Notice Date and the Final Defect Notice Date (each, an “Additional Defect Notice”). Any matters that may otherwise constitute Title Defects with regard to Title Defects affecting any Non-Producing Fee Minerals underlying Lands in the State of Texas or Louisiana, but with respect to which Seller has not received a Defect Notice from Buyer by the Interim Defect Notice Date or, solely with regard to Title Defects affecting any Non-Producing Fee Minerals underlying Lands in the State of Texas, by the Final Defect Notice Date, shall be deemed to have been conclusively waived by Buyer for all purposes and shall constitute Permitted Exceptions.

Section 6.02                            Seller’s Response to Asserted Defects. With respect to any Asserted Defect, Seller may elect to proceed under the following options:

(a)                                 Accept.  If Seller fails to make any other election under this Section 6.02 in a timely fashion, Seller shall be deemed to have agreed with the Asserted Defect based on the relevant Defect Notice.

(b)                                 Cure. Seller may elect to cure such Asserted Defect during the Cure Period by notifying Buyer within ten (10) days after receiving the Defect Notice, provided that such election shall not waive or be deemed to waive Seller’s right to dispute the existence of such Asserted Defect or the adjustment to the Base Purchase Price asserted with respect thereto under Section 6.06.  To the extent Buyer’s cooperation is necessary to cure any Asserted Defect, Buyer agrees to reasonably assist Seller’s effort to cure such Asserted Defect. If Seller cures any Asserted Defect during the Cure Period, then such Asserted Defect will thereafter no longer be considered for purposes of determining whether the Aggregate Defect Threshold has been met.  If Seller cures any such Asserted Defect during the Cure Period the full amount of the Asserted Defect shall be credited to Seller without the application of any threshold.

(c)                                  Contest.  Seller may elect to contest the existence of a Title Defect alleged by Buyer in the Defect Notice or Buyer’s Title Defect amount set forth therein by notifying Buyer within ten (10) days after receiving the Defect Notice, provided that such notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect alleged by Buyer or of Buyer’s Title Defect amount and shall include copies of the records, resources and additional documentation substantiating the Seller’s rejection of the Title Defects or Title Defect amount, as applicable, alleged by Buyer in a Defect Notice (a “Defect Rejection Notice”). Following Seller’s timely delivery of a Defect Rejection Notice, the Parties will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price. If the Parties fail to agree, the dispute resolution provisions of Section 6.06 shall apply.

Section 6.03                            Purchase Price Adjustments for Defects; Quitclaim by Buyer. (a)                      For all Interim Asserted Defects that Seller has elected to cure pursuant to Section 6.02(b) but are not cured by Seller prior to 5:00 pm on Thursday, April 27, 2017, the adjustment of the Interim Settlement Date Payment under Section 4.01(b)(iii) shall be calculated in accordance with Section 6.03(b) based on the number of Net Mineral Acres specified by Buyer in the relevant Interim Defect Notices, subject to adjustment at Final Settlement under Section 4.03 upon cure or resolution of any contest.

(b)                                 All adjustments to the Base Purchase Price based on Title Defects will be determined as set forth below. Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Purchase Price for an Asserted Defect using the following criteria but without duplication:

(i)                                     Net Mineral Acre Variances; Quitclaim. For Non-Producing Fee Minerals underlying Lands in Texas and Louisiana, if the Asserted Defect is the failure of Asset Companies to have Defensible Title to the number of Net Mineral Acres represented on Schedule 1.01(a) for the applicable state, then (x) the downward adjustment shall be an amount equal to the Allocated Value per Net Mineral Acre of the affected Non-Producing Fee Minerals for such state multiplied by the shortfall in Net Mineral Acres from the amount shown on Schedule 1.01(a) for such state, and (y) upon Seller’s request following Final Settlement, Buyer will cause Forestar Minerals to quitclaim the relevant Non-Producing Fee Minerals to Seller or its designee.  For the avoidance of doubt, the Allocated Values of Non-Producing Fee Minerals underlying Lands in Texas and Louisiana to be used in the calculation of Title Defect amounts are:

(A)                               Texas:                                                           $101.82 / Net Mineral Acre; and

(B)                               Louisiana:                                      $300.76 / Net Mineral Acre.

(ii)                                  Liens. If the adjustment is based on a Lien upon a Mineral Asset that is liquidated in amount, then the downward adjustment is the lesser of the amount necessary to remove such Lien from the affected Mineral Asset or the Allocated Value of such Mineral Asset.

(iii)                               Other. If an asserted Title Defect represents an obligation, encumbrance, burden or charge upon or other defect of a type not described above, and for which the economic detriment to Buyer is unliquidated, the downward adjustment shall be determined by taking into account the following factors: (i) the Allocated Value of the applicable Non-Producing Fee Minerals; (ii) the portion of the Non-Producing Fee Minerals affected by the Title Defect; (iii) the legal effect of the Title Defect; (iv) the likelihood that the Title Defect will prevent or impair the timely receipt of any production revenues attributable to the Non-Producing Fee Minerals; (v) the likelihood that the Title Defect will increase the costs or expenses relating to the maintenance, operation or development of the Mineral Asset in the ordinary course of business; (vi) the potential discounted economic effect of the Title Defect over the life of the affected Mineral Asset; and (vii) such other reasonable factors as are necessary to make a proper evaluation. If a Title Defect is not in effect or does not adversely affect a Mineral Asset throughout the entire productive life of such Mineral Asset, such fact shall be taken into account in determining the downward adjustment. The downward adjustment for any given Title Defect shall be determined without duplication of any costs or losses included in the downward adjustment for another Title Defect.

Section 6.04                            Limitations on Adjustments for Title Defects.(a)                    No adjustment will be made to the Base Purchase Price for uncured Asserted Defects unless the total of all individual adjustments for Asserted Defects exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Aggregate Defect Threshold”).

(b)                                 The aggregate reduction of the Purchase Price on account of all Title Defects shall not exceed Eight Million Two Hundred Thousand Dollars ($8,200,000) unless the CL Realty Delay Amount has been deducted from the Interim Settlement Date Payment under Section 4.01(b)(iv).  In that case, the aggregate reduction of the Purchase Price on account of all Title Defects shall not exceed Seven Million Six Hundred Thousand Dollars ($7,600,000.00).

(c)                                  In no event will the aggregate amount of Title Defect adjustments exceed the Allocated Value of the applicable Mineral Asset.

Section 6.05                            Title Benefits.(a)  Seller shall be deemed to have conclusively waived any Title Benefits of which it fails to notify Buyer on or before the Interim Settlement Date.  The upward adjustment to the Base Purchase Price to which Seller is entitled to in respect of a Title Benefit shall be determined using the same principles as provided in Section 6.03 with respect to Title Defects; provided that no adjustment will be made to the Base Purchase Price for Title Benefits unless the total of all individual adjustments for Title Benefits exceeds Two Hundred Fifty Thousand Dollars ($250,000.00).

Section 6.06                            Defect or Benefit Disputes.

(a)                                 Dispute Notice.  If (A) Seller delivers a Defect Rejection Notice for an alleged Title Defect and following the negotiations in good faith required by Section 6.02(c), Seller and Buyer are not in agreement as to (i) the existence of or value attributable to an Asserted Defect or Title Benefit, or (ii) the amount of any adjustments to be made to the Purchase Price in respect of any Asserted Defect or Title Benefit, or (B) if Seller elects to cure an Asserted Defect, Seller and Buyer are not in agreement as to whether or to what extent an Asserted Defect has been cured, then Seller and Buyer will submit the dispute to arbitration as provided in this Section following written notice from one Party to the other Party on or before the date thirty (30) days following the end of the Cure Period that such Party is initiating dispute resolution in accordance with this Section, such notice to describe in reasonable detail the nature and specifics of the dispute (a “Dispute Notice”). Buyer, with respect to Asserted Defects, and Seller, with respect to Title Benefits, shall be deemed to have conclusively waived any unresolved Asserted Defect, or cure thereof, or any unresolved Title Benefit, with respect to which the applicable Party has not delivered a Dispute Notice to the other Party on or before the date thirty (30) days following the end of the Cure Period Dispute Procedure. Following delivery of a Dispute Notice, the applicable dispute shall be resolved through the binding dispute resolution process set forth in this Section by submission to the Consultant. If Seller and Buyer are unable to agree on a Consultant within thirty (30) days after receipt of the initiating notice, then Seller and Buyer agree to have the Consultant selected by the American Arbitration Association. The cost of the Consultant and American Arbitration Association shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall each present to the Consultant, with a simultaneous copy to the other Party, a single written statement of its position on the disputed question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the fifth (5th) Business Day after appointment of the Consultant.

In making its determination, the Consultant shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination Determination. By the thirtieth (30th) day following the submission of the matter to the Consultant, applying the principles set forth in this Section, the Consultant shall make a determination. The decision of the Consultant shall be in writing with reasons, shall be final, conclusive and binding on the Parties, without right of appeal, and shall be enforceable against the Parties in any court of competent jurisdiction. The Consultant shall act as an expert for the limited purpose of determining the specific title dispute presented to it, shall be limited to the procedures set forth in this Section, may not hear or decide any matters except the specific title disputes presented to them and may not award damages, interest, costs, attorney’s fees, expenses or penalties to either Party.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 7.01                            Seller’s Corporate Representations and Warranties. Seller represents and warrants to Buyer as of the date hereof as follows:

(a)                                 Organization and Good Standing. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and/or licensed, as may be required, and in good standing in all states in which such qualification or license is required, except where the failure to be so qualified or licensed would not constitute a Material Adverse Effect.

(b)                                 Authority.  Seller has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and the Assignment and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereunder and to consummate such transactions and Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Assignment. This Agreement and the Assignment are legal, valid and binding with respect to Seller and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)                                  No Breach. The execution, delivery, and performance of this Agreement do not and will not: (i) violate any provision of any governing document of Seller; or (ii) to Seller’s Knowledge, violate any law to which Seller is subject except where such violation would not constitute a Material Adverse Effect.

(d)                                 Litigation. Except as disclosed in Schedule 7.01(d), there are no proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller involving the ownership of the Interests or questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith or which would have a Material Adverse Effect on Seller or its ability to consummate the transactions contemplated hereby.

(e)                                  Taxes. Except as disclosed in Schedule 7.01(e), all income and franchise taxes based on or measured by Seller’s ownership of the Interests, to Seller’s Knowledge, have been timely paid when due.

(f)                                   Brokers or Finder’s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Buyer will have any responsibility whatsoever.

(g)                                  Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings (i) pending against or being contemplated by Seller or any of its Affiliates or (ii) to Seller’s Knowledge, threatened against Seller or any of its Affiliates.

(h)                                 Title to Interests.  Seller holds of record and owns beneficially all of the Interests free and clear of any encumbrance, lien, option, pledge, assessment, security interest, right of first refusal or similar right or restriction of any nature whatsoever.  The Interests have been duly authorized and validly and legally issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. No contracts exist with respect to the voting or transfer of any of the Interests and no Person is obligated or entitled to redeem or otherwise acquire the Interests.  On the Execution Date, Buyer will receive good and marketable title to the Interests free and clear of any Lien.

(i)                                     Records; Officers.  Seller has maintained records and resolution for the Group Companies and has provided for the election or appointment of managers and officers of the Group Companies.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
FOR ASSET COMPANIES

Section 8.01                            Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer as of the Execution Date as follows:

(a)                                 Formation.

(i)                                     Forestar Minerals is duly formed as a limited partnership, validly existing and in good standing under the laws of the State of Delaware.  Forestar Oil & Gas is duly formed as a limited liability company, validly existing, and in good standing under the laws of the State of Delaware.  Each of the Asset Companies is duly qualified and/or licensed, as may be required, and in good standing in all states in which such qualification or license is required except where the failure to be so qualified or licensed would not constitute a Material Adverse Effect.

(ii)           Each of Forestar Minerals GP Company and Forestar Minerals LP Company is duly formed as a limited liability company, validly existing and in good standing under the laws of the State of Delaware, and duly qualified and/or licensed, as may be required, and in good standing in all states in which such qualification or license is required except where the failure to be so qualified or licensed would not constitute a Material Adverse Effect.

(b)           Interests.  The Interests constitute all of the equity of the Acquired Companies and are duly authorized, validly issued, fully paid, and non-assessable.  No preferred membership interests in any Acquired Company have been issued.

(c)           General and Limited Partnership Interests. Forestar Minerals GP Company holds of record and owns beneficially all of the Forestar Minerals GP Interests and Forestar Minerals LP Company holds of record and owns beneficially all of the Forestar Minerals LP Interests free and clear of any Lien.  The Forestar Minerals GP Interests and Forestar Minerals LP Interests have been duly authorized and validly and legally issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.  No contracts exist with respect to the voting or transfer of any of the Forestar Minerals GP Interests or Forestar Minerals LP Interests and no Person is obligated or entitled to redeem or otherwise acquire any of the Forestar Minerals GP Interests or Forestar Minerals LP Interests.

(d)           Legal Power. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with any provision of the LLC Agreements or the LP Agreement or applicable laws, except where such violation or conflict would not constitute a Material Adverse Effect.

(e)           Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of any of the Group Companies for which Seller or Buyer has or will have any liabilities or obligations (contingent or otherwise).

(f)            Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to Seller’s Knowledge threatened against any of the Group Companies.

(g)           Litigation. Except as disclosed in Schedule 7.01(d) there is no suit, action, claim, investigation or inquiry by any Person and no legal, administrative or arbitration proceeding filed or, to Seller’s Knowledge, threatened against Seller, any Affiliate of Seller (including any of the Group Companies) or any of the Mineral Assets in connection with their business, which, if adversely determined, would have a Material Adverse Effect.

(h)           Environmental Matters. Seller has made available to Buyer all material environmental investigations or audits and all third party environmental reports in possession of Seller or any Group Company addressing the Mineral Assets and the operations of the Group Companies, a list of which is set forth on Schedule 8.01(h).

(i)            Except as set forth in Schedule 8.01(h), there are no pending or, to Seller’s Knowledge, threatened, enforcement, clean-up, removal, remediation, mitigation or other claims or proceedings against any Group Company under any Environmental Law (including any claim resulting from off-site disposal).

(ii)           Except as set forth in Schedule 8.01(h), to Seller’s Knowledge, the Asset Companies have all material environmental permits for the ownership and operation (if any) of the Mineral Assets, as currently conducted, no proceeding is pending to revoke any such environmental permit and the Group Companies are each in material compliance with such environmental permits.

(i)            Taxes.  Each of the Group Companies is classified as a disregarded entity pursuant to section 301.7701-3 of the Treasury regulations. None of the Group Companies has made an election pursuant to section 301.7701-3 of the Treasury regulations to be classified as an association. To Seller’s Knowledge: (i) all tax returns and tax reports required by Governmental Authority with respect to the Group Companies have been filed on a timely basis (including extensions) and are true, correct and complete; (ii) all taxes shown due on tax returns filed with any Governmental Authority with respect to taxes paid by or with respect to the Group Companies have been paid; (iii) no claim has been made or is expected to be made by any Governmental Authority with respect to taxes paid by or with respect to the Group Companies on their tax returns; and (iv) there are no encumbrances on any of the Mineral Assets that have arisen in connection with any failure (or alleged failure) of the Group Companies to pay any tax to any Governmental Authority.

(j)            Special Warranty of Title to the Mineral Assets. From and after the date the Final Settlement Statement has become final and binding on the Parties (including following resolution of any dispute pursuant to this Agreement), Seller warrants and agrees to defend title to the Fee Minerals, Leases and Wells solely unto Buyer and the Group Companies against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller or any Group Company, but not otherwise; subject, however, to the Permitted Exceptions, and limited in all cases to the Allocated Values of the Fee Minerals, Leases and Wells.

(k)           No Dispositions.  Except as set forth in Schedule 8.01(k), the Asset Companies have not sold or transferred any Fee Minerals, Leases, or Wells or any interests therein since the Effective Time.

(l)            Subsidiaries. No Group Company owns, directly or indirectly, any equity or other securities of any corporation, partnership, limited liability company, joint venture, association or other entity, except as set forth on Schedule 8.01(l).

(m)          Material Contracts; No  Default. Schedule 8.01(m) is a complete list of all Contracts, other than the Leases, that (i) may be expected to impose on any Group Company an aggregate amount of obligations in excess of US $50,000 (including all seismic contracts and related licenses) and (ii) are in effect as of the Execution Date, and cannot be cancelled without penalty or without more than sixty (60) days’ notice .  No Group Company, Seller Affiliate or CL Realty is in in breach of or in default under any Contract to which it is a party except for such breaches and defaults as would not, individually or collectively, have a Material Adverse Effect.

(n)           Compliance with Law.  All material filings and notices relating to the Mineral Assets or the ownership or operation thereof, required to be made by the Asset Companies with all applicable state and federal agencies have been made by or on behalf of the Asset Companies except where the failure to file could not reasonably be expected to have a Material Adverse Effect. No Group Company is in violation of any Law, except for such violations as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(o)           Absence of Undisclosed Liabilities. No Group Company has incurred any liabilities, whether accrued, absolute or contingent (“Liabilities”), except for Liabilities that individually or in the aggregate (a) have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect, or (b) do not exceed $250,000.00.

(p)           Employees and Employee Benefit Plans. No Group Company has any, or has ever had any, employees, and no Group Company does or has within the preceding six (6) years maintained, sponsored, contributed to, or had any liability with respect to an Employee Benefit Plan.  Neither any Group Company nor any entity which together with any Group Company is treated as a single employer under Section 414(t) of the Code has ever maintained, sponsored, contributed to or had any liability with respect to any Employee Benefit Plan that is subject to Title IV of ERISA (including a “multiemployer plan” within the meaning of Section 3(37) of ERISA).

(q)           Preferential Rights. There are no third parties with any preferential rights to purchase any of the Mineral Assets or any interest in any Mineral Assets that are triggered by the transactions contemplated in this Agreement.

(r)            Consents. Except with regard to conveyance of the CL Realty Assets, no consent, approval, or authorization of, or designation, or filing with, any Governmental Authority or other person or entity is required on the part of Seller or any Group Company or other Affiliate of Seller in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby.

(s)            Imbalances.  As of the Effective Time, there were no Imbalances pertaining to the Mineral Assets.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 9.01         Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the date hereof and as of the Interim Settlement Date as follows:

(a)           Organization and Good Standing. Buyer is duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer is duly qualified and/or licensed, as may be required, and in good standing in all states in which qualification is required. Buyer has all requisite power and authority to acquire, own and operate the Interests.

(b)           Powers.  Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. No instrument to which the Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by the Buyer’s execution and consummation of this Agreement.

(c)           No Restriction. Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or Proceeding, pending or, to Buyer’s Knowledge, threatened or any other restriction of any kind or character specific to the Buyer, which would affect the Buyer’s ability to carry out the transactions contemplated by this Agreement.

(d)           Authority. Buyer has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and the Assignment and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereunder and to consummate such transactions and Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Assignment. This Agreement and the Assignment are legal, valid and binding with respect to Buyer and enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(e)           No Breach. The execution, delivery, and performance of this Agreement do not and will not to Buyer’s Knowledge: (i) violate any provision of any governing document of Buyer; (ii) violate any law to which Buyer or any of its assets is subject; or (iii) violate, breach or constitute a default under, or result (with notice or lapse of time or both) in the breach, violation, acceleration or termination of, any agreement, contract, instrument, license, lease, promissory note, indenture, mortgage, deed of trust, or other arrangement to which Buyer is subject or by which any of its assets is bound or subject, except, with respect to any such violation, breach, default, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by Buyer or result in Seller incurring any loss or liability therefrom.

(f)            Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority or any other person or entity is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby.

(g)           Litigation. There are no proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith, or which would have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated hereby.

(h)           Brokers or Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Seller will have any responsibility whatsoever.

(i)            Qualifications.  Buyer is qualified with all applicable Governmental Authorities to own the Interests.

(j)            Funding; Investment. Buyer has available (through cash on hand or existing credit arrangements or otherwise) all funds necessary for acquisition of the Interests pursuant to this Agreement, as and when needed, and to perform its obligations hereunder. Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties and Buyer is aware of the risks of such investments.

(k)           Knowledgeable Buyer. Buyer acknowledges that Seller has not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Mineral Assets except as expressly set forth in this Agreement. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for the express representations and warranties of Seller set forth in this Agreement, Buyer has relied solely on its own independent investigation and evaluation of the Mineral Assets and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller or any Affiliate or representative of Seller. Buyer acknowledges and affirms that on or prior to Interim Settlement, Buyer will have completed its independent investigation as contemplated in Section 10.02 and made all such reviews and inspections of the Interests as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder. Buyer is an “accredited investor”, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Buyer is acquiring the Interests for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable laws.

(l)            Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings (i) pending against or being contemplated by Buyer or (ii) to Buyer’s Knowledge, threatened against Buyer.

(m)          Non-Reliance. Except for the representations and warranties of Seller in ARTICLE 7 and ARTICLE 8 (including the related disclosure schedules, the certificate of Seller to be delivered on the Execution Date), Buyer has not relied upon any oral or written statements, representations or warranties that have been made by or on behalf of Seller or any of its representatives concerning the condition, operation, performance or prospects of the Mineral Assets, or upon any written reports, financial data, business plans, projections, or forecasts, any audits, studies, or assessments, or any other written materials, copies of which may have been furnished to Buyer or as to which Buyer may have been provided access in connection with the transactions contemplated by this Agreement. Buyer and its representatives have (i) been permitted full and complete access to all materials in Seller’s or its representatives’ possession relating to the Interests and the Mineral Assets, (ii) been afforded the opportunity to ask all questions of Seller concerning the Interests and the Mineral Assets, (iii) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Mineral Assets, and (iv) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Mineral Assets and understand the merits and risks of an investment in the Interests and to verify the truth, accuracy, and completeness of the materials, documents and other information provided or made available to Buyer, whether by Seller or otherwise.

ARTICLE 10
SCOPE OF REPRESENTATIONS OF SELLER

Section 10.01       Information About the Interests and the Mineral Assets. The express representations and warranties of Seller contained in this Agreement, the Assignment, and the certificate delivered on the Execution Date are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. Except as expressly set forth in other provisions of this Agreement or in the Assignment, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, investment banker, financial advisor, partner, member, beneficiary, stock holder or contractor of Seller whenever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Interests and the Mineral Assets.

FURTHER, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE INTERESTS OR THE MINERAL ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE MINERAL ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF OIL AND GAS RESERVES (IF ANY) ATTRIBUTABLE TO THE MINERAL ASSETS, INCLUDING WITHOUT LIMITATION, SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE MINERAL ASSETS TO PRODUCE OIL AND GAS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE MINERAL ASSETS; (vi) EXCEPT AS SET FORTH IN Section 8.01(h), THE ENVIRONMENTAL CONDITION OF THE MINERAL ASSETS; (vii) THE PLUGGING AND ABANDONMENT AND SURFACE RESTORATION LIABILITIES ASSOCIATED WITH THE MINERAL ASSETS; (viii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (ix) THE TAX ATTRIBUTES OF THE INTERESTS OR ANY MINERAL ASSET; (x) EXCEPT AS SET FORTH IN Section 8.01(j), TITLE TO ANY MINERAL ASSETS; (xi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; (xii) WHETHER ANY LOUISIANA MINERAL SERVITUDE OR ANY OTHER TERMINABLE INTEREST IS IN FULL FORCE AND EFFECT OR HAS PRESCRIBED OR OTHERWISE TERMINATED; AND (xiii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE MINERAL ASSETS.  ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

Section 10.02       Independent Investigation. Buyer has made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Group Companies’ balance sheets and other financial records, oil and gas reserves (if any) attributable to the Mineral Assets and an independent assessment of the risks, including environmental risks, and liabilities associated with the acquisition or operation of the Mineral Assets). Buyer has had access to perform its investigation and has not relied on any representations by Seller other than those expressly set forth in this Agreement or in the Assignment.

Section 10.03       “AS IS, WHERE IS”.

(a)           Except as expressly set forth in this Agreement, the Mineral Assets are owned by the Asset Companies AS IS AND WHERE IS AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION,

ANY WARRANTY OF TITLE, MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE. PRIOR TO CLOSING, BUYER SHALL HAVE INSPECTED THE MINERAL ASSETS AND UPON CLOSING WILL ACCEPT THE MINERAL ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS”; and

(b)           FURTHER, EXCEPT AS SET FORTH IN Section 8.01(h), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF SUBSTANCE, WASTES OR MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE MINERAL ASSETS.

Section 10.04       Waiver of Deceptive Trade Practices Acts. BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

Section 10.05       UTPCPL Waiver. Buyer hereby waives the provisions of the Louisiana unfair trade practices and consumer protection law (La. R.S. 51:1402, et seq.). Buyer warrants and represents that it: (i) is experienced and knowledgeable with respect to the oil and gas industry generally and with transactions of this type specifically; (ii) possesses ample knowledge, experience and expertise to evaluate independently the merits and risks of the transactions herein contemplated; and (iii) is not in a significantly disparate bargaining position.

Section 10.06       Disclaimers as to Physical Condition of the Mineral Assets.

(a)           Subject in all respects to Section 14.03, (A) the Mineral Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to oil field operations, and physical changes in or under the Mineral Assets or adjacent lands may have occurred as a result of such uses; (B) the Mineral Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the existence or locations of which may not be known by Seller or be readily apparent by a physical inspection of the Mineral Assets; (C) Seller does not make any representation or warranty regarding the condition of the Mineral Assets nor the effect any such use has had on the physical condition of the Mineral Assets;

(D) Buyer shall assume the risk that the Mineral Assets may contain wastes or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation; and (E) Buyer assumes all responsibility and liability related to or arising from the environmental condition of the Mineral Assets, including, without limitation, the disposal, spill or release of wastes or contamination on, in, under or from the Mineral Assets, regardless of whether such conditions arose before or after the Effective Time.

(b)           In addition, Buyer acknowledges that some oil field production equipment located on the Mineral Assets may contain MMMF or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Mineral Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Leases. Buyer also expressly understands that special procedures may be required for the removal and disposal of MMMF and NORM from the Leases where they may be found, and that Buyer assumes all liability when such activities are performed.

Section 10.07       General Disclaimers.

(a)           EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)           SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE MINERAL ASSETS, (B) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE MINERAL ASSETS, (C) ANY ESTIMATES OF THE VALUE OF THE MINERAL ASSETS OR FUTURE REVENUES GENERATED BY THE MINERAL ASSETS, (D) THE PRODUCTION OF HYDROCARBONS FROM THE MINERAL ASSETS, (E) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE MINERAL ASSETS, (F) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, STATEMENTS OR MATERIALS PREPARED BY THIRD PARTIES,

(G) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER, ITS AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, AND FURTHER DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES, LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, AND BUYER EXPRESSLY WAIVES THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE PURCHASE PRICE; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO BUYER’S ATTENTION AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER.

ARTICLE 11
EXECUTION DATE DELIVERIES

Section 11.01       Deliveries by Seller. On the Execution Date, Seller shall deliver to Buyer:

(a)           Assignment.  The Assignment, executed and acknowledged by Seller;

(b)           Officer’s Certificate.  A certificate duly executed by an authorized officer of Seller, dated as of the Execution Date attaching true and correct copies of (i) certificates of good standing of Seller and the Group Companies from the Delaware Secretary of State dated not more than five (5) days before the Execution Date, (ii) true and correct copies of the LLC Agreements and LP Agreement, and (iii) resolutions of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated hereby as in full force and effect on the Execution Date;

(c)           Resignation Letters.  Resignation letters of all managers and officers of the Group Companies, effective as of the Execution Date;

(d)           FIRPTA Certificate.  An executed FIRPTA certificate certifying that Forestar (USA) Real Estate Group, Inc., as the seller of the Mineral Assets from a United States federal income tax perspective, is not a “foreign person” within the meaning of section 1445 of the Code;

(e)           Amendments.  Executed amendments to the LLC Agreements and the LP Agreement reflecting the transactions contemplated herein to be filed promptly after the Execution Date in the State of Delaware and in each other jurisdiction in which a Group Company is licensed or qualified;

(f)            Allocated Value.  The Allocated Value schedule, initialed by Seller for identification;

(g)           Cross-Receipt.  An executed counterpart of a cross-receipt for the Execution Date payment received by Seller and the Interests received by Buyer (the “Cross-Receipt”); and

(h)           Other.  Any other agreements and instruments provided for herein or necessary or desirable to effectuate the transactions contemplated hereby, as agreed by Seller and Buyer.

Section 11.02       Deliveries by Buyer. On the Execution Date, Buyer shall deliver to Seller:

(a)           Assignment.  A counterpart of the Assignment, executed and acknowledged by Buyer;

(b)           Officer’s Certificate.  A certificate duly executed by an authorized officer of Buyer, dated as of the Execution Date, attaching true and correct copies of (i) a certificate of good standing of Buyer from the Delaware Secretary of State dated not more than five (5) days before the Execution Date, and (y) resolutions of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby as in full force and effect on the Execution Date;

(c)           Amendments.  Executed amendments to the LLC Agreements and the LP Agreement reflecting the transactions contemplated herein to be filed contemporaneously with the Interim Settlement in the State of Delaware and in each other jurisdiction in which a Group Company is licensed or qualified;

(d)           Allocated Value Schedule.  The Allocated Value schedule, initialed by Buyer for identification;

(e)           Cross-Receipt.  An executed counterpart of the Cross-Receipt;

(f)            Execution Date Payment.  The Execution Date Payment;

(g)           Escrow. Evidence that the Holdback Amount has been deposited with the Escrow Agent; and

(h)           Other.  Any other agreements and instruments provided for herein or necessary or desirable to effectuate the transactions contemplated hereby, as agreed by Seller and Buyer.

ARTICLE 12 TAX MATTERS

Section 12.01                     Tax Matters.

(a)                                 Because the Group Companies are classified as disregarded entities pursuant to section 301.7701-2 of the Treasury regulations, the Parties agree that for United States federal income tax purposes Seller’s conveyance of the Interests to Buyer shall be treated for such purposes as the purchase by Buyer and sale by Seller of the Mineral Assets.

(b)                                 Seller and Buyer agree that the Purchase Price shall be allocated among the Mineral Assets according to the Allocated Values and as adjusted pursuant to Section 4.01, Section 4.02 and Section 4.03, consistent with the principles of Section 1060 of the Code and the Treasury regulations thereunder.  Seller and Buyer agree that the Purchase Price as allocated shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns, including, without limitation, Internal Revenue Service Form 8594, and that neither Seller nor Buyer nor their respective Affiliates will take positions inconsistent with such allocation in notices to Governmental Authorities, in audits or other proceedings with respect to taxes, or in other documents or notices relation to the transactions contemplated by this Agreement.

Section 12.02                     Sales or Use Tax Recording Fees and Similar Taxes and Fees.  Buyer shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer taxes, recording fees and similar taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (collectively, “Transfer Taxes”). Seller will use commercially reasonable efforts to determine, and Buyer agrees to cooperate with Seller in determining, the Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement.  Such Transfer Taxes as are identified by Interim Settlement will be shown on the Interim Settlement Statement and Buyer agrees to pay any such Transfer Taxes at Interim Settlement. Should any taxing authority impose Transfer Taxes not accounted for at Interim Settlement, Buyer shall pay such Transfer Taxes promptly upon being notified by Seller or such taxing authority of such imposition. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence.

Section 12.03                     Ad Valorem and Property Taxes. All ad valorem and property taxes of the Companies shall be prorated between Buyer and Seller as of the Effective Time for the Current Tax Period. The allocation of ad valorem and property taxes for the Current Tax Period shall, where possible, be computed based upon the tax rate and values applicable to the Current Tax Period; otherwise, allocation shall be estimated based upon ad valorem and property taxes assessed against the Mineral Assets for the immediately preceding tax period.

All ad valorem and property taxes attributable to periods prior to the Current Tax Period are the obligation of, and shall be borne by, Seller. All ad valorem and property taxes attributable to periods from and after the Current Tax Period shall be borne by Buyer.

ARTICLE 13
COVENANTS OF THE PARTIES

Section 13.01                     Seller’s Logos; Companies’ Names. Within thirty (30) days after the Execution Date, Buyer shall replace, or cover or cause to be covered by decals or new signage, any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Mineral Assets and shall not thereafter make any use whatsoever of such names, marks and logos.  Within thirty (30) days after the Execution Date, Buyer shall file appropriate certificates in all jurisdiction and offices in which any filing with respect to Group Companies has been made to remove “Forestar” from the Group Companies’ names.

Section 13.02                     Records. As soon as practicable but in any event within thirty (30) days after the Execution Date, Seller shall deliver to Buyer all of the Records in the form that such records are maintained by Seller. Seller shall have the right to make and retain copies of the Records as Seller may desire prior to the delivery of the Records to Buyer. Buyer, for a period of seven (7) years after the Execution Date, shall make available to Seller (at the location of such Records in Buyer’s organization) access to the Records upon the prior written request of Seller, during normal business hours.

Section 13.03                     Suspended Funds. SELLER SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ANY SUSPENDED PROCEEDS TO THE PARTIES LAWFULLY ENTITLED TO THEM AND SHALL BE RESPONSIBLE FOR ANY CLAIMS RELATED THERETO, AND SELLER HEREBY AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO SUCH SUSPENDED PROCEEDS.

Section 13.04                     Notice of Transfer.. Promptly after the Execution Date, Seller and Buyer shall jointly notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies, and royalty owners that Buyer has purchased the Interests and is the owner of the Asset Companies and the Mineral Assets and directing that from and after the date of such notice, all amounts otherwise payable to any Asset Company shall be paid to the account of Buyer as set forth in the notice.

Section 13.05                     Knowledge of Breach. No breach of any representation or warranty shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and no Party nor any Affiliate of any Party shall have any claim or recourse against the other Party or its directors, officers, employees, partners, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, to the extent Buyer had Buyer’s Knowledge or Seller had Seller’s Knowledge, as applicable, of such breach by the other Party.

Section 13.06                     Transfer of CL Realty Assets and Other Assets to Forestar Minerals.

(a)                                 Seller shall use commercially reasonable efforts to cause CL Realty to convey prior to the Interim Settlement Date or as soon as practicable thereafter all of the CL Realty Assets to Forestar Minerals under a special warranty deed incorporating the provisions of Section 8.01(j) and otherwise in form and substance satisfactory to Buyer in its sole discretion.  The effective time of the conveyance of the CL Realty Assets shall be the same as the “Effective Time” under this Agreement (January 1, 2017). Subject to the occurrence of the CL Realty Conveyance Date, Seller shall pay to or otherwise cause Buyer to receive 100% of the sales proceeds of all Hydrocarbons produced by the CL Realty Assets since the Effective Time, less any amounts that would qualify as downward adjustments under Section 4.01(b) (excluding any downward adjustment for Asserted Defects under Section 4.01(b)(iii) or the CL Realty Delay Amount under Section 4.01(b)(iv)) with respect to the CL Realty Assets.

(b)                                 Promptly after the Execution Date and in any event prior to the Interim Settlement Date, Seller shall transfer and assign all of the Other Assets to Forestar Minerals free of all Liens.

Section 13.07                     Transfer of Primary Term Leases to Forestar Oil & Gas.  Prior to the Interim Settlement Date, Seller shall cause Forestar Petroleum to transfer and assign all Primary Term Leases to Forestar Oil & Gas under an assignment of oil and gas leases incorporating the provisions of Section 8.01(j) and otherwise in form and substance satisfactory to Buyer in its sole discretion.

Section 13.08                     Bonds.  After the Execution Date, Seller shall have the right to request and receive the Bonds back from the Louisiana Department of Conservation, and Buyer shall reasonably cooperate with Seller as necessary to permit Seller to do so.

ARTICLE 14
ASSUMED OBLIGATIONS; INDEMNIFICATION

Section 14.01                     Buyer’s Assumption of Obligations and Indemnification and Release. It is the belief of Seller that all obligations with respect to the Mineral Assets are solely obligations of the Asset Companies.  Notwithstanding the foregoing, Seller requires assurances that if any Claims are made with respect to the Mineral Assets against Forestar Minerals GP LLC, whether in its capacity as the general partner of Forestar Minerals, or against any Seller pursuant to theories of “piercing the veil” or “single business enterprise” or “agency” or “contract” or “tort” or any other legal or equitable theory whatsoever, Buyer shall release, indemnify, and defend Seller Indemnitees against all such Claims.

Therefore, as part of the consideration for the transaction contemplated hereunder, and, in the absence of which Seller would not have agreed to convey the Interests to Buyer, from and after the Execution Date, Buyer shall assume, and hereby agrees to fulfill, pay, perform and discharge, and expressly releases and discharges Seller Indemnitees from and against all of the following obligations, liabilities, and duties, known or unknown, with respect to the Mineral Assets (collectively, the “Assumed Obligations”):

(a)                                 All obligations, liabilities and duties with respect to the ownership and operation of the Mineral Assets attributable to periods before, on and after the Effective Time, including, without limitation, REGARDLESS OF WHETHER RESULTING FROM ANY SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES, OR BUYER, OR THE CONDITION OF THE MINERAL ASSETS WHEN ACQUIRED:

(i)                                     Subject to Seller’s obligations arising under Section 4.04(d), the obligation to pay all Property Costs;

(ii)                                  The obligation to perform all express obligations and covenants under the terms of the Leases, the Easements and the Contracts and any implied obligations and covenants under the Leases;

(iii)                               The obligation to pay all Burdens, rentals, shut-in payments, and other burdens or encumbrances to which the Mineral Assets are subject; and

(iv)                              The obligation to comply with all applicable laws, ordinances, rules, orders, and regulations pertaining to the Mineral Assets.

(b)                                 All obligations, liabilities, and duties with respect to plugging, abandonment, surface restoration, and site clearance operations relating to the Mineral Assets, and all required remediation relating to the Mineral Assets, all in accordance with applicable laws,  whether arising before, on or after the Effective Time, REGARDLESS OF WHETHER RESULTING FROM ANY SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES, OR BUYER, OR THE CONDITION OF THE MINERAL ASSETS WHEN ACQUIRED;

(c)                                  All obligations, liabilities and duties with respect to the environmental condition of the Mineral Assets, the compliance of the Mineral Assets or the operation thereof with Environmental Laws or the presence, release, disposal or storage of pollution, contamination, hazardous substances, wastes, materials and products by or in connection with the Mineral Assets, whether arising before, on or after the Effective Time, and REGARDLESS OF WHETHER RESULTING FROM ANY SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES, OR BUYER,

OR THE CONDITION OF THE MINERAL ASSETS WHEN THE INTERESTS WERE ACQUIRED, INCLUDING, WITHOUT LIMITATION, CLEAN-UP RESPONSES, REMEDIATION, CONTROL, ASSESSMENT, AND COMPLIANCE WITH RESPECT TO AIR, WATER, SURFACE, OR SUBSURFACE POLLUTION, AND OTHER OBLIGATIONS, LIABILITIES, AND DUTIES RELATING TO THE PRESENCE OR RELEASE OF POLLUTION OR CONTAMINATION, INCLUDING POLLUTION OR CONTAMINATION BY OIL AND GAS, BRINE, NORM OR OTHER MATERIALS OR THE RELEASE OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES, WASTES, MATERIALS AND PRODUCTS GENERATED BY OR USED IN CONNECTION WITH THE OWNERSHIP OR OPERATION OF THE MINERAL ASSETS;

(d)                                 All third party Claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Mineral Assets attributable to periods whether arising before, on or after the Effective Time subject to Section 4.04 (Allocation of Revenues and Expenses), REGARDLESS OF WHETHER RESULTING FROM ANY SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES, OR BUYER, OR THE CONDITION OF THE MINERAL ASSETS WHEN ACQUIRED; and

(e)                                  All Claims, losses, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Lands and/or Units comprising a part of the Mineral Assets insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Mineral Assets whether arising before, on or after the Effective Time, REGARDLESS OF WHETHER RESULTING FROM ANY SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES, OR BUYER, OR THE CONDITION OF THE MINERAL ASSETS WHEN ACQUIRED; provided that notwithstanding anything to the contrary in this Agreement, the Assumed Obligations shall not include any liabilities, costs, expenses, duties and obligations for which the Seller is obligated to indemnify the Buyer pursuant to Section 14.03.

Section 14.02                     Additional Indemnification and Release by Buyer. Subject to Seller’s indemnity obligations under Section 14.03, Buyer shall assume, release, indemnify, defend and hold Seller Indemnitees harmless from and against any and all Claims arising out of:

(a)                                 Any misrepresentation or breach of any representation or warranty, of Buyer contained in this Agreement or in the certificate delivered at Interim Settlement;

(b)                                 Any failure of Buyer to perform any of its covenants or obligations contained in this Agreement;

(c)                                  The Assumed Obligations; and

(d)                                 Any violation of Environmental Laws, whether arising out of  or relating to any release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Mineral Assets.

IN EACH CASE, WHETHER KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE MINERAL ASSETS OR THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES OR ANY OTHER LEGAL FAULT OF THE SELLER INDEMNITEES (INCLUDING PRE-EXISTING DEFECTS OR OTHER CONDITIONS OF THE MINERAL ASSETS).

SUBJECT TO SELLER’S INDEMNITY OBLIGATION SET OUT IN Section 14.03, BUYER RELEASES, REMISES AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE MINERAL ASSETS, THIS AGREEMENT (INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS), ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED), REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY SELLER INDEMNITEES OR ANY OTHER LEGAL FAULT OF THE SELLER INDEMNITEES (INCLUDING PRE-EXISTING DEFECTS OR OTHER CONDITIONS OF THE MINERAL ASSETS).

Section 14.03                     Indemnification by Seller.

(a)                                 Seller shall release, indemnify, defend and hold Buyer Indemnitees harmless from and against any and all Claims (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) arising out of:

(i)                                     Any misrepresentation or breach of representation or warranty of Seller contained in this Agreement or in the certificate delivered on the Execution Date;

(ii)                                  Any failure of Seller to perform any of its covenants or obligations contained in this Agreement; and

(iii)                               The Excluded Assets.

(b)                                 In the event of any breach by Seller of Seller’s representation and warranty in Section 8.01(h) and in addition to Buyer Indemnitees’ rights to indemnity under Section 14.03(a) or otherwise under this Agreement or applicable law:

(i)                                     at Buyer’s election in its sole discretion, Buyer may cause the Asset Companies to transfer and assign the Mineral Asset that is subject to the investigation or the enforcement, clean-up, removal, remediation, mitigation, or other claim or proceeding referenced in Section 8.01(h), or that is subject to the material environmental permit not held by Asset Companies or the proceeding pending to revoke an environmental permit referenced in Section 8.01(h)(ii) (the “Affected Mineral Asset”), to Seller or its designee and Seller shall accept such transfer and assignment, and

(ii)                                  Seller shall indemnify Buyer Indemnitees from and against any violation of Environmental Laws, whether arising out of or relating to any release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Affected Mineral Asset WHETHER KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNITEES, SOLELY TO THE EXTENT ARISING DIRECTLY FROM THE BREACH OF THE SPECIFIC REPRESENTATION IN SCHEDULE 8.01(h), INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED,

REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENT ACTS OR OMISSIONS OR STRICT LIABILITY OF ANY BUYER INDEMNITEES OR ANY OTHER LEGAL FAULT OF THE BUYER INDEMNITEES (INCLUDING PRE-EXISTING DEFECTS OR OTHER CONDITIONS OF SUCH MINERAL ASSETS); PROVIDED, HOWEVER, IN THE EVENT OF THE NECESSITY TO REMEDIATE OR OTHERWISE CURE AN ENVIRONMENTAL DEFECT RELATED TO AN AFFECTED MINERAL ASSET, THE OBLIGATION OF THE SELLER SHALL BE LIMITED TO THAT AMOUNT NECESSARY TO REMEDIATE OR OTHERWISE CURE SUCH ENVIRONMENTAL DEFECT IN THE MOST COST-EFFECTIVE MANNER REASONABLY AVAILABLE AND CONSISTENT WITH COMMON INDUSTRY PRACTICES.

Section 14.04                     Limitation and Scope on Indemnity Obligations.

(a)                                 Notwithstanding anything in this Agreement to the contrary, (i) Seller shall not be obligated to indemnify Buyer Indemnitees under Section 14.03(a) or Section 14.03(b) until the aggregate of all of Buyer’s Indemnified Claims allowed under Section 14.03(a) and Section 14.03(b) exceeds TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the “Indemnity Threshold”). If the Indemnity Threshold is exceeded, then Seller will be responsible for only the amount in excess of the Indemnity Threshold.

(b)                                 IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO BUYER’S INDEMNIFIED AND RELEASED CLAIMS UNDER Section 14.03 EXCEED EIGHT MILLION FIVE HUNDRED SIXTY THOUSAND DOLLARS ($8,560,000) (THE “INDEMNITY CAP”), AND BUYER HEREBY (i) WAIVES, RELEASES AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ALL CLAIMS FOR DAMAGES IN EXCESS OF THE INDEMNITY CAP, AND (ii) AGREES TO ASSUME, PERFORM, PAY AND DISCHARGE AND DEFEND, INDEMNIFY AND HOLD SELLER INDEMNITEES HARMLESS FROM AND AGAINST ALL DAMAGES IN EXCESS OF THE INDEMNITY CAP.

(c)                                  THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS IN THIS Section 14.04 and throughout ARTICLE 14 SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF, ARE RELATED TO, OR ARE IN CONNECTION WITH THE (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OR (ii) STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY SELLER INDEMNITEE BUT SUBJECT TO THE PROVISIONS OF Section 14.07 LIMITING THE REMEDIES UNDER THIS AGREEMENT.

Section 14.05                     Survival of Provisions. Each of the survival periods specified in this Section 14.05 is referred to as the “Survival Period”.

(a)                                 Representations and Warranties; Covenants and Agreements. Except with respect to Section 7.01(e) and Section 8.01(i), which shall terminate sixty (60) days after the expiration of the applicable statute of limitations, the representations and warranties of the Parties herein shall survive the Execution Date and terminate eighteen (18) months thereafter. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.

(b)                                 Indemnities. The indemnities and related obligations in Section 14.02(a) and Section 14.03(a)(i) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Seller’s and Buyer’s other indemnities and related obligations in Section 14.02 and Section 14.03 shall each survive the Execution Date without limitation as to time. The indemnity and related obligations for which a timely and valid notice of claims is made pursuant to Section 14.06 shall continue for so long as the basis underlying such notice continues and until all related claims have been resolved.

Section 14.06                     Notice of Claim. If indemnification pursuant to Section 14.02 or Section 14.03 is sought, the Party or other person or entity seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying Party during the applicable Survival Period of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying Party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and shall cooperate with the indemnifying Party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying Party shall not relieve the indemnifying Party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying Party is prejudiced by the failure to give such notice and as otherwise provided in Section 14.05. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying Party.

Section 14.07                     Exclusive Remedy Except for Fraud and Similar Matters. THE INDEMNITY AND OTHER OBLIGATIONS SET FORTH IN Section 14.01, Section 14.02 and Section 14.03 ARE THE EXCLUSIVE REMEDIES OF EACH PARTY AGAINST THE OTHER PARTY FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION SET FORTH IN THIS AGREEMENT, OR ANY CLAIM ARISING OUT OF,

RESULTING FROM OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE (AND SHALL CAUSE ITS AFFILIATES TO RELEASE, WAIVE, DISCHARGE AND COVENANT NOT TO SUE) WITH RESPECT TO ANY CLAIMS NOT EXPRESSLY PROVIDED FOR IN Section 14.01, Section 14.02 and Section 14.03, INCLUDING CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS AND CLAIMS AVAILABLE AT COMMON LAW, IN EQUITY OR BY STATUTE, BUT IN ALL CASES AND NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, EXPRESSLY NOT INCLUDING INTENTIONAL FRAUD, CRIMINAL ACTIVITY, GROSS NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT.  NOTHING IN THIS AGREEMENT SHALL LIMIT ANY PERSON’S RIGHT TO SEEK AND OBTAIN ANY EQUITABLE RELIEF OR OTHER REMEDY TO WHICH ANY PERSON SHALL BE ENTITLED ON ACCOUNT OF ANY PARTY’S INTENTIONALLY FRAUDULENT, CRIMINAL OR INTENTIONAL MISCONDUCT.

Section 14.08                     Tax Characterization of Indemnification Payments. Any indemnity payment made under this Agreement shall be treated for all U.S. federal and applicable state income tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable laws.

ARTICLE 15
MISCELLANEOUS

Section 15.01                     Confidentiality. Upon the Execution Date, the Confidentiality Agreement shall be deemed terminated.

Section 15.02                     Notice. Any notice, request, demand, or consent required under this Agreement shall be in writing and delivered in person or by certified mail, with return receipt requested, by prepaid overnight delivery service, or by facsimile addressed to the Party for whom the notice is intended at the following addresses:

SELLER:	Forestar (USA) Real Estate Group Inc.
	Attn:	Charles D. Jehl
Chief Financial Officer

Address:	6300 Bee Cave Road
Building Two, Suite 500
Austin, TX 78746-5149
Tel:	(512) 433-5229
Fax:	(512) 433-5203

With a copy to:	Forestar (USA) Real Estate Group Inc.
	Attn:	David M. Grimm
Executive VP, General Counsel, and Secretary

Address:	6300 Bee Cave Road
Building Two, Suite 500
Austin, TX 78746-5149
Tel:	(512) 433-5223
Fax:	(512) 433-5203

With a copy to:	Liskow & Lewis
	Attn:	Marilyn C. Maloney
Shareholder

Address:	1001 Fannin, Suite 1800
Houston, TX 77002
Tel:	(713) 651-2938
Fax:	(713) 651-2908

BUYER:	Mineral Resources Partners, LLC
25025 I45 North, Suite 420
The Woodlands, TX 77380

Attn:	Phil Mulacek, Chief Executive Officer
David DeMarco, Director-Business Development
Tel:	(281) 364 7800
Fax:	(281) 364 0060

With a copy to:	David Z. Vance, JD, CFA
Upstream Counsel

Address:	Asian Oil & Gas Pte Ltd.
350 Orchard Road, Shaw House #15-08/10
Singapore 238868
Tel:	+65 6697 5906
Fax:	+65 6735 3580

or at such other address as any of the above shall specify by like notice to the other.

Section 15.01       Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its Affiliates’ publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

Section 15.02       Compliance with Express Negligence Rule. THE PARTIES AGREE THAT, EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED HEREIN, THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

Section 15.03       Governing Law; Venue. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Texas, including without limitation Texas laws relating to applicable statutes of limitation and burdens of proof and available remedies, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS LOCATED IN MONTGOMERY COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES RELATED TO OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE RELATED TO OR ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 15.04       Section 18.06 Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement.

Section 15.05       Fees, Expenses, and Recording.

(a)           Except for the fees of any escrow agents serving pursuant to any provision of this Agreement which, net of any investment earnings shall be borne 50% by Seller and 50% by Buyer, and as otherwise provided in this Agreement, each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(b)           Buyer shall, at its own cost, promptly and in any event within two (2) Business Days after the Execution Date, record amendments to the LLC Agreement and the LP Agreement executed on the Execution Date with the Office of the Secretary of State of the State of Delaware and in each other jurisdiction in which a Company is licensed or qualified and shall provide prompt evidence of such filing to Seller.

Section 15.06       Assignment. Neither this Agreement nor any part hereof may be assigned by either Party without the prior written consent of the other Party and any transfer in absence of such consent shall be null and void. After the Execution Date, any permitted assignment of this Agreement by a Party shall not relieve the assigning Party of any of its obligations and responsibilities to the non-assigning Party unless expressly released from same in writing by the non-assigning Party. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns. The restrictions on or requirements for assignment in this Section 15.06 shall not limit or apply to Buyer’s (or its successors or assigns) ability to assign all or part of its interest in the Mineral Assets after the Execution Date.

Section 15.07       Entire Agreement.  This Agreement and the Assignment constitute the entire agreement reached by the Parties with respect to the subject matter hereof and thereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 15.08       Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

Section 15.09       Captions . The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 15.10       References. In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Reference to any agreement, including this Agreement, document or instrument shall include such agreement, document or instrument as amended or modified and in effect from time to time;

(f)            Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(g)           “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 15.11       Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Section 15.12       Waiver of Certain Damages. THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER ARTICLE XVII SHALL BE LIMITED TO ACTUAL LOSSES, AND SHALL NOT INCLUDE, AND EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO SEEK, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES WITH RESPECT TO ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, PROVIDED, HOWEVER, IN NO EVENT SHALL THIS Section 15.12 BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT.

Section 15.13       Construction. Buyer is a party capable of making such investigation, inspection, review and evaluation of the Interests and the Mineral Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Mineral Assets, their value, operation and suitability. Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 15.14       No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person other than Buyer and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees and Buyer Indemnitees, but only in those instances where such indemnitees are expressly referenced.

Section 15.15       Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by both Parties. Any Party hereto may, only in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 15.16       Further Assurances. At the Interim Settlement, and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement, including in the event that the language, Exhibits, and/or Schedules that define the Mineral Assets, in whole or in part, conflicts with or does not fully effectuate the intentions of the Parties.

Section 15.17       Conflict Waiver; Attorney-Client Privilege.

(a)           Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)            Liskow & Lewis, A Professional Law Corporation has acted as counsel to Seller and its Affiliates (individually and collectively, the “Seller Group”), and the Group Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Companies by Liskow & Lewis, A Professional Law Corporation (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)           Buyer shall not, and shall cause the Group Companies not to, seek or have Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Companies by Seller Group Law Firm. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 15.17(a) shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)           All communications between the Seller Group or the Group Companies, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Group Companies. Accordingly, Buyer and the Group Companies shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after the Execution Date. Without limiting the generality of the foregoing, from and after the Execution Date, (i) the Seller Group (and not Buyer or the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Group Companies shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Group Companies) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Group Companies by reason of any attorney-client relationship between Seller Group Law Firm and the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Group Companies), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party;

provided, however, that neither Buyer nor any of its Affiliates (including the Group Companies) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Group Companies) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within five (5) Business Days) notify Seller in writing so that Seller can seek a protective order.

(c)           This Section is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

Executed on the Execution Date.

SELLER:

FORESTAR (USA) REAL ESTATE GROUP INC.

By:	/s/ Charles D. Jehl

Name: Charles D. Jehl

Title: CFO

BUYER:

MINERAL RESOURCES PARTNERS, LLC

By:	/s/ Alain Vinson

Name: Alain Vinson

Title: Manager

Signature Page